EXHIBIT 10.10
DEALER AGREEMENT

FOR

MINI PASSENGER CARS

BMW OF NORTH AMERICA, LLC

DEALER AGREEMENT FOR MINI PASSENGER CARS

STANDARD PROVISIONS
Table of Contents

PARAGRAPH 1 — DEFINITIONS	3
BMW Group	3
BMW NA	3
Dealer	3
Dealer Facility	3
Dealer Operating Requirements Addendum	3
Dealer Operator	4
Dealer’s Officers	4
Dealer’s Owners	4
General Manager	4
Improvement Addendum	4
MINI Car Dealers	4
MINI Car Dealer Agreement	4
MINI Dealer Car Operations	5
MINI Division	5
MINI Products	5
MINI Vehicle(s)	5
Net Purchase Price	5
Original MINI Parts	6
Primary Market Area	6
United States	6
PARAGRAPH 2 — APPOINTMENT OF CAR DEALER	7
Dealer Appointment	7
PARAGRAPH 3 — DEALER AGREEMENT AND OPERATING STANDARDS	8
Dealer Agreement	8
Operating Standards	8
PARAGRAPH 4 — TERM	9
Term	9
PARAGRAPH 5 — CAR DEALER OWNERSHIP AND MANAGEMENT	10
Ownership and Management	10
PARAGRAPH 6 — OWNERSHIP CHANGES AND TRANSFERS OF AGREEMENT	14
Transfer, Sale, or Assignment by Dealer	14
Ownership, Policies and Procedures	14
Ownership Limitations	14
PARAGRAPH 7 — RIGHT OF FIRST REFUSAL	15
Right of First Refusal	15
PARAGRAPH 8 — DEALER FACILITIES	17
Dealer Facilities	17
Facility and Satellite Authorization	18
Dedication to the MINI Brand	18
Facilities Compliance	19
Pre-Owned Vehicle Facilities	19
PARAGRAPH 9 — BASIC OBLIGATIONS OF MINI DIVISION	20
Assistance to Dealer	20
Allocation of Vehicles	20
Supply of MINI Products to Dealer	21

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PARAGRAPH 10 — BASIC OBLIGATIONS OF DEALER	22
MINI Sales, Service, and Parts Supply	22
Conduct of Business	22
Compliance with Dealer Operating Requirements and Standards for MINI Dealers	22
Issuance of Improvement Addendum	23
PARAGRAPH 11 — CUSTOMER SATISFACTION	24
Customer Satisfaction	24
PARAGRAPH 12 — GENERAL REQUIREMENTS FOR DEALER’S CAR OPERATIONS	25
Business Hours	25
Signs, Pylons, and Displays	25
Dealer’s Corporate and Trade Name	25
Exclusive Ownership of MINI Trademarks and Non-Exclusive Trademark License	25
Use of MINI Trademarks by Dealer	26
Dealer Web Sites and Internet Use	27
Sales of Certified Pre-Owned and Other Pre-Owned MINI Vehicles	28
Insurance	28
Training	28
Advertising and Marketing	28
Dealer Submissions to MINI Division	29
Compliance with Laws	29
Compliance with this Agreement and MINI Division Policies, Procedures, Programs, and Guidelines	29
PARAGRAPH 13 — DEALER’S SALES OF MINI VEHICLES	30
Sales Promotion	30
Sales Performance	30
Sales Leads	30
Demonstrators	30
Strategic Business Plan	30
Primary Market Area	31
Performance Evaluation	31
Down Payments and Trade-Ins	32
Consumer Disclosures	32
PARAGRAPH 14 — CUSTOMER SERVICE	33
Scope and Quality	33
Disclosure and Use of Original MINI Parts	33
Pre-Delivery Inspection	33
MINI Service and Warranty Information Booklet and MINI Owner’s Manual	34
Compliance with Consumer Protection Statutes, Policies, Procedures, and Guidelines	34
PARAGRAPH 15 — DEALER’S RECORDS AND REPORTS AND ACCESS TO DEALER’S PREMISES	35
Financial Records	35
Management Information Systems Requirements	35
Financial Statements	35
Additional Reports	35
Access to Dealer’s Premises and Records	36
Confidentiality	36
PARAGRAPH 16 — DEALER’S PURCHASES OF MINI VEHICLES	37
Dealer’s Purchase Price	37
Payment	37
Line of Wholesale Credit	37
Shipment to Dealer	37
Claims Processing	37
Passing of Risk	38
Repair and Sale of Damaged MINI Vehicles	38
Option to Repurchase Damaged Vehicles	38

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PARAGRAPH 17 — DEALER’S INVENTORY AND PURCHASE OF ORIGINAL MINI PARTS	39
Minimum Inventory of Original MINI Parts	39
Dealer’s Purchase Price	39
Payment	39
Delivery	39
Claims for Incomplete Delivery	39
Return of Defective Original MINI Parts	40
Right to Return Original MINI Parts	40
Non-Returnable Materials, Parts, and Assemblies	40
PARAGRAPH 18 — ADDITIONAL PROVISIONS GOVERNING DEALER’S PURCHASE OF MINI PRODUCTS AND DEALER’S INVENTORIES	41
Taxes	41
Purchase Money Security Interest	42
Return or Diversion of MINI Vehicles on Dealer’s Failure to Accept	43
Failure of or Delay in Delivery	43
Changes in Specifications	43
Changes by Dealer on MINI Products and Compliance with Safety, Air Pollution, Noise Control, and Consumer Warranty Requirements	44
Inventories	44
PARAGRAPH 19 — WARRANTY TO CUSTOMERS	45
MINI Warranties	45
Incorporation of MINI Warranties in Dealer’s Sales	45
Exclusion of Warranties	45
Warranty Policies and Procedures	45
PARAGRAPH 20 — TERMINATION PRIOR TO EXPIRATION DATE AND SUCCESSION	47
Termination by Dealer	47
Immediate Termination by the MINI Division for Cause	47
Termination by the MINI Division on Sixty (60) Days Notice	49
Termination upon Offering to Enter into a New or Amended MINI Car Dealer Agreement	50
Termination for Failure of BMW NA to be Licensed	50
No Waiver by Failure to Terminate	50
Termination upon Death or Permanent Disability	51
Successor in Event of Death or Permanent Disability	51
Successor Nominee	52
PARAGRAPH 21 — CONTINUATION OF BUSINESS RELATIONS	53
Continuation of Business Relations After Expiration or Prior Termination	53
PARAGRAPH 22 — RIGHTS AND LIABILITIES UPON EXPIRATION OR PRIOR TERMINATION	54
Cancellation of Pending Orders and Post Expiration and Termination Obligations	54
Purchase of Dealer’s Inventory of MINI Products by the MINI Division	55
PARAGRAPH 23 — INDEMNIFICATION	57
Indemnification by the MINI Division	57
Indemnification by Dealer	58
Notification	59
Allegations Involving Both the MINI Division and Dealer	60
PARAGRAPH 24 — ALTERNATE DISPUTE RESOLUTION	61
PARAGRAPH 25 — MISCELLANEOUS PROVISIONS	62
Approval or Consent by the MINI Division	62
Divisibility	62
Termination of Prior Agreements	62
Notices	62
No Implied Waivers	62
Dealer Not an Agent and Disclaimer of Further Liability by the MINI Division and the BMW Group	63
Accounts Payable	63
Continuing Security Interests	63
Assignment of Security Interests	63
Assignment of Dealer Agreement by the MINI Division of BMW NA	63
Limitations Re Dealer Stock and Assets	64
MINI Division’s Right to Specific Performance	64
Reservation of Rights	64
Headings	64
Entire Agreement and Representations	64
Execution of Agreement	65
Modification of Agreement	65
New Jersey Law	65

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This DEALER AGREEMENT is effective as of the _____ day of _____, _____, by and between the MINI Division of BMW of North America, LLC, a Delaware limited liability company, having its principal place of business at 300 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, and

Dealer Name:

Dealer Location:	, a

Business Type:

(if a corporation, limited liability company, or partnership) organized or incorporated under the laws of the

State of:	and

Doing Business As:

having its principal place of business at

Address:	, in

City/Town:	, in the

County of:	, in the

State of:	, (as “Dealer”)

PURPOSE OF AGREEMENT
The purpose of this Agreement is to authorize Dealer to operate an approved MINI Car dealership and to set forth the rights and responsibilities of both the MINI Division and Dealer in providing MINI Products and services to the consuming public. The relationship between the MINI Division and Dealer is based on the respect of the individual roles each party must play and recognition that each party must perform in a competent, cooperative, and ethical manner to help achieve mutual success and the overall success of the MINI brand.
The reintroduction of the MINI brand and MINI passenger cars to the American market offers a unique business opportunity for both the MINI passenger car dealer organization and MINI Division. Dedication to a pure and consistent presentation of MINI brand values will entice consumers to the brand, leverage our collective investments, increase our voice, and help provide a higher return on investment. The MINI personality must be consistent in visual branding, marketing communications, and promotions on the Internet and through the retail, product, and ownership experiences.

PARAGRAPH 1 — DEFINITIONS
IN CONSIDERATION OF the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:
The following definitions shall be used in this Dealer Agreement and have the following meanings:
BMW Group
(a) “BMW Group” is the umbrella term for collectively identifying the operations, businesses, and/or activities of Bayerische Motoren Werke AG, its subsidiaries, their affiliates, and related entities throughout the world, both within and outside the automotive industry. The BMW Group produces products under various brand names; the most significant at the time of introducing this Agreement are MINI (the only brand addressed by this Agreement) and BMW (which is not covered). The BMW Group is represented by many different legal entities, including, but not limited to, BMW of North America, LLC and its affiliates.
BMW NA
(b) “BMW NA” shall mean BMW of North America, LLC, an, entity organized under the laws of the State of Delaware. The MINI Division of BMW NA or an affiliated entity (“Affiliated Entity”) shall be the exclusive importer and distributor of MINI Products in the United States.
Dealer
(c) “Dealer”, “MINI Dealer”, “Center”, “MINI Center”, “Dealership”, or “MINI Dealership” shall mean a dealer authorized to sell and service MINI Products as appointed by the MINI Division of BMW of North America, LLC or an Affiliated Entity pursuant to this Agreement.
Dealer Facility
(d) “Dealer Facility”, including its plural and possessive forms, shall mean the land and building(s) that constitute the authorized location(s) established in accordance with the provisions of Paragraph 8 of this Dealer Agreement for the conduct of MINI Dealer Car Operations.
Dealer Operating Requirements Addendum
(e) “Dealer Operating Requirements Addendum”, “Center Operating Requirements Addendum”, and “Operating Requirements Addendum” shall mean the Addendum to this Agreement containing the “Dealer Operating Requirements”, which are the MINI Product, Dealer Facility, Corporate Identity, Personnel, Training, Financial, Equipment, Special Tool, Certified Pre-Owned Vehicle, Parts, and Demonstrator Requirements for a MINI Dealer’s Car Operations and other such requirements applicable to Dealer, as issued, amended, canceled, or superseded from time to time by the MINI Division of BMW of North America, LLC or an Affiliated Entity following review with Dealer.

Dealer Operator
(f) “Dealer Operator” shall mean the person named in Paragraph 5 of the Dealer Agreement as the person in charge of MINI Dealer Operations with authority to make all operating decisions on behalf of the Dealer with respect to the MINI Dealer Operations and is the person upon whom the MINI Division of BMW of North America, LLC or an Affiliated Entity is relying to represent MINI Products and to act on the Dealer’s behalf, as well as any person who succeeds to such position in accordance with this Agreement.
Dealer’s Officers
(g) “Dealer’s Officers” or “Dealer Officers” shall mean all the persons named in Paragraph 5 of the Dealer Agreement as officers of Dealer, as well as any other person who succeeds to any such executive and/or managerial position in the Dealer in accordance with the Agreement.
Dealer’s Owners
(h) “Dealer’s Owners” or “Dealer Owners” shall mean all the persons named in Paragraph 5 of the Dealer Agreement as the beneficial and record owners of the Dealer, as well as any other person who acquires or succeeds to any beneficial interest or record ownership of the Dealer in accordance with the Agreement.
General Manager
(i) “General Manager” shall mean the person named in Paragraph 5 of the Dealer Agreement as the person in charge of its MINI Car Operations in the absence of the Dealer Operator, as well as any person who succeeds to such position in accordance with this Agreement.
Improvement Addendum
(j) “Improvement Addendum” shall mean the Addendum to this Dealer Agreement that lists the outstanding obligations of the Dealer that must be met to ensure the continuation of this Agreement under Paragraph 4 of this Agreement.
MINI Car Dealers
(k) “MINI Car Dealers”, “MINI Dealers”, “Car Dealers”, or “Dealers” shall mean all of the authorized MINI dealers that are signatories to a Dealer Agreement for MINI passenger cars with the MINI Division of BMW NA or an Affiliated Entity.
MINI Car Dealer Agreement
(I) “MINI Car Dealer Agreement”, “MINI Passenger Car Dealer Agreement”, “Car Dealer Agreement”, “Passenger Car Dealer Agreement”, “Dealer Agreement”, “Dealer Agreement for Cars”, Dealer Agreement for Passenger Cars, “Dealer Agreement for MINI Passenger Cars”, or “Agreement” shall mean this Dealer Agreement.

MINI Dealer Car Operations
(m) “MINI Dealer Car Operations”, “MINI Dealer Operations”, “MINI Car Operations”, or “Car Operations” shall mean all activities of the Dealer relating to the promotion and sale of MINI Products, the Supply of Original MINI Parts, customer service for MINI Products, and/or all other operations of Dealer governed by this Agreement, such as sales of certified pre-owned MINI Vehicles.
MINI Division
(n) “MINI Division” shall mean the MINI Division of BMW of North America, LLC or an Affiliated Entity that is responsible for all aspects of the distribution and marketing of MINI passenger cars in the United States.
MINI Products
(o) “MINI Products” shall mean MINI Vehicles and Original MINI Parts.
MINI Vehicle(s)
(p) “MINI Vehicle(s)” shall mean new passenger cars bearing the trademarks of the heritage-rich MINI brand and MINI make, which were purchased from the Rover Group in 1994, that are now manufactured by the BMW Group and sold by the MINI Division of BMW of North America, LLC or an Affiliated Entity. The MINI make and the MINI brand do not include: 1) the BMW or ROLLS-ROYCE makes or brands of the BMW Group or vehicles badged with BMW or ROLLS-ROYCE trademarks; or 2) any other make or brand of the BMW Group. The only new vehicles and the only Line-Make authorized to be sold or serviced under this Agreement are MINI passenger cars, which are badged with MINI trademarks. Other than passenger cars, no other line of vehicles is authorized to be sold or serviced under this Agreement, e.g., light trucks (including sport utility vehicles, pick-up trucks, and minivans), medium trucks, heavy trucks, and motorcycles are lines of vehicles not covered by this Agreement.
Net Purchase Price
(q) “Net Purchase Price” shall mean the actual price at which Dealer purchased the certain MINI Product from the MINI Division of BMW of North America, LLC or an Affiliated Entity, which price shall include the addition or deduction of any and all rebates, refunds, credit allowances, discounts, and other payments or adjustments made by the MINI Division of BMW of North America, LLC or an Affiliated Entity relative to such MINI Product. “Net Purchase Price” shall not include payments or adjustments in connection with Dealer advertising association activities (if applicable).

Original MINI Parts
(r) “Original MINI Parts” shall mean: (i) any genuine parts, accessories, and equipment for MINI Vehicles manufactured by or on behalf of and/or sold by the BMW Group and/or the MINI Division of BMW of North America, LLC or an Affiliated Entity and/or bearing the authorized trademarks of the MINI brand, which parts, accessories, and equipment usually are described as “Original” in packaging; and (ii) any equipment designed for use in MINI Dealer Operations (including special MINI tools) and any non-automotive accessories and other equipment, including aftersales, MotoringGear, lifestyle, and gift items bearing the trademarks of the MINI brand, which are supplied to Dealer by or on behalf of the MINI Division of BMW of North America, LLC or an Affiliated Entity.
Primary Market Area
(s) “Primary Market Area” shall mean the area designated by the MINI Division of BMW of North America, LLC or an Affiliated Entity in which the Dealer is expected to focus its activities under this Dealer Agreement. Evaluation of the Dealer’s performance shall be primarily based upon the Dealer’s activities in its Primary Market Area.
United States
(t) “United States” shall mean the 50 United States, the District of Columbia, and the Commonwealth of Puerto Rico.

PARAGRAPH 2 — APPOINTMENT OF CAR DEALER
Dealer Appointment
(a) Subject to the terms of this Agreement, the MINI Division appoints Dealer as a dealer of MINI Products and grants Dealer the non-exclusive right to buy and/or sell and/or service MINI Products. Dealer accepts such appointment and agrees to be bound by this Agreement.
While Dealer recognizes that its performance will be primarily measured based upon its activities in its Primary Market Area, Dealer agrees that this appointment does not confer upon it the exclusive right to deal in MINI Products in any specific geographic area within the United States, nor does it limit the persons within the United States to whom Dealer may sell MINI Products for use therein.
Dealer agrees that it will not sell MINI Products for resale in the United States or for resale or use outside the United States. In addition, Dealer agrees to abide by the MINI Division’s Export Policy and all amendments and modifications thereto.
Dealer acknowledges that the MINI Division reserves the right to appoint additional MINI Car Dealers, whether located near Dealer’s location or elsewhere, as the MINI Division in its sole discretion deems necessary or appropriate. The MINI Division agrees that it will not appoint additional representation without first conferring individually with the MINI Car Dealer(s) in the Dealer’s state of operation whose Primary Market Area would be subject to adjustment if representation is added to the proposed location so that the MINI Division can determine whether other alternatives to additional representation are satisfactory to the MINI Division. If a decision is made to proceed with establishment of additional representation, the MINI Division will provide such MINI Car Dealer(s) no less than thirty (30) days written notice of such decision.

PARAGRAPH 3 — DEALER AGREEMENT AND OPERATING STANDARDS
Dealer Agreement
(a) All currently effective Addenda to the Dealer Agreement for MINI passenger cars and all Addenda to be issued to Dealer by the MINI Division, all of which may be amended, canceled, or superseded from time to time, are hereby fully incorporated into this Dealer Agreement (“Incorporated Documents”). Unless the context otherwise indicates, the term “Agreement” shall mean this document, the Incorporated Documents, and the documents referred to therein, including, but not limited to, policies, procedures, programs, and guidelines issued from time to time by the MINI Division. The terms used in this Agreement are defined in Paragraph 1 of this Agreement. Dealer hereby acknowledges receipt of this Agreement and agrees to become familiar with its terms.
Operating Standards
(b) Dealer is required to comply with the operating guidelines that the MINI Division establishes and agrees to conform its operations to those operating guidelines.

PARAGRAPH 4 — TERM
Term
(a) This Agreement shall continue in full force and effect and shall govern all relations and transactions between the parties commencing on the effective date hereof and continuing as follows:
(1) If Dealer has fulfilled all of its obligations hereunder and no Improvement Addendum is currently in force: 1) this Agreement shall expire five (5) years from the effective date hereof and the MINI Division will renew the Agreement unless it is terminated earlier in accordance with the applicable provisions of this Agreement; or 2) when the MINI Division develops a superseding Agreement, the MINI Division will form a project group consisting of two MINI passenger car dealers per region, one selected by the MINI Division and the other selected by MINI passenger. car dealers. The project group will review the superseding Agreement and advise the MINI Division on it. In the event that the project group reviews a superseding Agreement, and the MINI Division offers Dealer an opportunity to enter into that Agreement, Dealer shall enter into the superseding Agreement.
(2) If Dealer has outstanding obligations as of the effective date of this Agreement and/or an Improvement Addendum is in force, this Agreement shall expire on the earlier of three years from the effective date hereof or sixty (60) days following the earliest “Compliance Date” specified in said Addendum, unless otherwise terminated in accordance with the applicable provisions of this Agreement.

PARAGRAPH 5 — CAR DEALER OWNERSHIP AND MANAGEMENT
Ownership and Management
(a) This is a PERSONAL SERVICES AGREEMENT. The MINI Division is entering into this Agreement in reliance upon the qualifications, abilities, and integrity of the Dealer Operator and upon the representation of the Dealer’s Owners that the Dealer Operator will have full managerial authority for the operations and activities of Dealer. In order to induce the MINI Division to enter into this Agreement, Dealer states that:
Dealer’s Owners
(1) The beneficial owners, record owners, members, and partners, if any, of Dealer are (include record owners if different from beneficial):

NAME	% RECORD OR BENEFICIAL
Additional Names Attached

Dealer’s Officers
(2) The following persons are Dealer’s Officers (if Dealer is an LLC, include the names of the members and the officers of the member):

NAME	TITLE
Dealer’s Corporate Directors
(3) If Dealer is a corporation or company, the following are its Directors (if Dealer is an LLC, include the directors of the member):

NAME	TITLE
Dealer Operator
(4) The following person shall be in complete charge of Dealer’s MINI Car Operations with authority to make all operating decisions on behalf of Dealer with respect to Dealer’s MINI Car Operations and is the person upon whom the MINI Division can rely to act on Dealer’s behalf:

NAME	TITLE
General Manager
(5) The following is Dealer’s General Manager (if none, enter “NONE”):

NAME	TITLE
Successor(s)
(6) The Dealer’s Owners have nominated the following individual(s) as proposed Dealer Owners of a Successor Dealer to be established if this Agreement is terminated because of the death or permanent disability of any of the Dealer’s Owners (if none, enter “NONE”):

NAME	TITLE

Because of the importance that the MINI Division places on the statements and representations of the Dealer’s Owners and the qualifications of the Dealer Operator, Dealer agrees that there will be no change in the: (a) identity of the Dealer’s Owners ((1) above); (b) the Dealer Operator ((4) above); (c) the Successor(s) ((6) above); or (d) Dealer’s name, identity, business organization or structure, without the prior written consent of the MINI Division.
To enable the MINI Division to maintain effectively the MINI Dealer network, Dealer further agrees to provide the MINI Division with forty-five (45) days prior written notice of any proposed change in the ownership of Dealer, which would change the interests in, or control of, Dealer, or of any proposed disposition of Dealer’s MINI assets. Any such change in ownership or disposition of Dealer’s MINI assets shall not be effective without the prior written consent of the MINI Division, which consent will not be unreasonably withheld. Dealer acknowledges and agrees that all proposed owners of all or a portion of the Dealer shall be required to meet the MINI Division’s appointment criteria and comply with the MINI Division’s ownership policies, procedures, and limitations. The MINI Division shall respond to Dealer’s notification within forty-five (45) days after Dealer has furnished to the MINI Division all completed applications and information reasonably requested to evaluate the proposal.
Without limiting other considerations in determining whether the MINI Division will provide consent, this Agreement may not be transferred, assigned, or assumed until all indebtedness of Dealer to the MINI Division of BMW NA, its subsidiaries, or affiliates has been fully satisfied and unless the transferee, assignee, or party assuming this Agreement agrees and commits to fulfill and complete all of the obligations under this Agreement and the Improvement Addendum (if applicable) and fully comply with all MINI Division policies, procedures, programs, and guidelines.

Dealer recognizes that the MINI Division has a vital interest in ensuring that MINI Dealers employ qualified personnel. Therefore, Dealer agrees to employ personnel who meet the qualifications for each position within the Dealer. The MINI Division agrees that Dealer has the right to decide and is responsible for all matters concerning management and personnel.
Dealer has designated herein certain individuals as officers, directors, managers and/or individuals with responsibility for Dealer’s MINI Car Operations. Dealer agrees to notify the MINI Division in writing of any change in the designated individuals (2, 3, and 5 above) and recognizes that such designation shall not relieve Dealer of its responsibility for performance under this Agreement.
Dealer agrees that the MINI Division may rely upon the Dealer Operator and General Manager (if applicable) to act on Dealer’s behalf on any and all matters and that such reliance shall not alter Dealer’s responsibilities under this Agreement.

PARAGRAPH 6 — OWNERSHIP CHANGES AND TRANSFERS OF AGREEMENT
Transfer, Sale, or Assignment by Dealer
(a) (1) In view of the nature, purposes, and objectives of the MINI Division and this Agreement, and the differences in operating requirements among dealerships of differing sizes and types of markets, the MINI Division expressly reserves the right to select the dealers with whom it will enter into such agreements so as to maintain a high quality network of dealers. Furthermore, Dealer agrees that the MINI Division has the right to approve or decline to approve any prospective purchaser based on his, her, or its character, reputation, automotive experience, performance (including, but not limited to, customer satisfaction, market penetration, and profitability), potential impact on the MINI brand, management, compliance with the MINI Division’s ownership policies, procedures, and limitations, compliance with the law and agreements, capital, financial qualifications, or other qualifications for appointment as an owner of a dealer.
(2) Dealer shall not transfer, sell, or assign, or attempt to transfer, sell, or assign, the Dealer’s assets, any ownership interest in the Dealer, or this Agreement, or sell or transfer any right or delegate any duty, obligation, or responsibility of Dealer under this Agreement, without the prior written consent and approval of the MINI Division. If a transfer, sale, or assignment of a Dealer’s stock or assets is approved by the MINI Division, then the MINI Division shall offer the transferee or assignee of Dealer the right to enter into a new Agreement in substantially the same form as the Agreement then currently offered by the MINI Division to its Dealers.
Ownership, Policies and Procedures
(b) The MINI Division fully incorporates by reference its ownership policies and procedures into this Agreement.
Ownership Limitations
(c) (1) The combined SPG of all the MINI dealers owned directly or indirectly by any individual, partnership, trust, corporation, or other entity cannot exceed 10% of the SPG of all MINI dealers in the United States at any time. The MINI Division can withhold its consent to any change of ownership that would take any individual’s, partnership’s, trust’s, corporation’s, or other entity’s direct or indirect ownership interest above 10%. Dealer acknowledges and agrees that the MINI Division’s 10% ownership limit is fair and reasonable.
(2) In any metropolitan area defined by the MINI Division as a multiple point market no individual, partnership, trust, corporation, or any other entity can directly or indirectly own an interest in more than 50% of the MINI dealers in the market. The MINI Division can withhold its consent to any change of ownership that would violate this Paragraph. Dealer acknowledges and agrees that the ownership limit described in this Paragraph is fair and reasonable.

PARAGRAPH 7 — RIGHT OF FIRST REFUSAL
Right of First Refusal
(a) The MINI Division recognizes the investment that Dealer has committed to operate a MINI dealership. Dealer recognizes the importance to the MINI Division of continuing dealership operations from approved locations to provide for the effective sales and service of MINI Products. Accordingly, whenever Dealer intends to dispose of Dealer’s MINI assets, change control of the Dealer, or change majority ownership from that listed in Paragraph 5(a)(1), the MINI Division shall have the first right to purchase Dealer’s MINI assets or ownership interests pursuant to this Paragraph. Dealer agrees to disclose to the prospective buyer that any sale or disposition shall be subject to the terms of this Agreement and any other information provided to Dealer which impacts the MINI Dealer Operations or the market in which the Dealer operates.
The MINI Division will advise Dealer if it will exercise the right of first refusal within forty-five (45) days after Dealer has furnished to the MINI Division all completed applications and information in accordance with Paragraph 5. If the MINI Division exercises the right, the MINI Division will assume the proposed buyer’s rights and obligations under the written agreement the proposed buyer negotiated with Dealer (the “Buy/Sell Agreement”). The purchase price shall be that set forth in the Buy/Sell Agreement.
The MINI Division shall have the right to perform due diligence in connection with Paragraph 7 while the MINI Division decides whether to exercise its right of first refusal. If the MINI Division exercises its right, the MINI Division’s right to conduct due diligence shall continue. Dealer agrees to fully cooperate with the MINI Division in connection with its due diligence.
In the event the MINI Division exercises its right of first refusal, the MINI Division may assign the Buy/Sell Agreement to any party. The MINI Division shall remain responsible to guarantee the purchase price to be paid by the assignee.
Dealer shall transfer the assets and any applicable real estate free and clear of all liens and encumbrances. Any property shall be transferred by Warranty Deed, where possible, conveying marketable title. Deeds will be in the proper form for recording. Possession will be deemed transferred when the deed is delivered. Dealer shall furnish copies of, and will assign where required, all agreements, licenses, easements, permits, or other documents necessary for the conduct of Dealer’s MINI Car Operations.

Subject to the limitation set forth below, if the MINI Division exercises its right under this Paragraph, the MINI Division will reimburse Dealer for all reasonable and acceptable expenses, excluding brokerage commissions, incurred by Dealer in connection with the development of the Buy/Sell Agreement prior to the MINI Division’s exercise of its right. Dealer shall supply the MINI Division with reasonable documentation to support all those expenses and all copies of materials generated during the negotiation and development of the Buy/Sell Agreement in anticipation of the sale (including environmental reports, accounting reviews, among others). Dealer agrees that the expenses the MINI Division will pay to Dealer pursuant to Paragraph 7 shall not exceed the lesser of actual expenses or an aggregate of Fifty Thousand Dollars ($50,000.00). Any dispute regarding reimbursement shall be presented for review under Paragraph 24.
This Paragraph shall not apply in the event that Dealer proposes to change majority ownership, dispose of its assets, or otherwise enter into a proposed Buy/Sell Agreement with: 1) an immediate family member (spouse, child, brother, sister, parent, grandchild, or spouse of child) of a Dealer Owner; 2) an individual who is listed on the Successor Addendum; 3) an individual who is currently employed by Dealer and has been actively employed by Dealer for at least three consecutive years in the Dealer’s MINI Car Operations and is otherwise qualified as a Dealer Operator; or 4) an individual who is currently listed as a Dealer’s Owner in Paragraph 5 and has been so listed for the past three consecutive years and is otherwise qualified as a Dealer Operator.

PARAGRAPH 8 — DEALER FACILITIES
Dealer Facilities
(a) Dealer agrees that Dealer Facilities shall satisfy all applicable provisions of this Agreement, including reasonable space, facility, and MINI Corporate Identification requirements in the Dealer Operating Requirements Addendum and/or Dealer Facilities Guidelines. The MINI Division recognizes the investment Dealer has in its facilities and hereby approves the location of the following Dealer Facilities for the exclusive purpose of:
(1) A showroom and sales facility for MINI Vehicles at:
Address:
(2) Service and parts facilities for MINI Vehicles at:
Address:
(3) Facilities for the display and sale of certified pre-owned MINI Vehicles at:

Address:
(4) Facilities for the display and sale of pre-owned MINI Vehicles at:
Address:
(5) Satellite(s) authorized pursuant to Paragraph 8(b) of the Agreement at:
(6) Other facilities (indicate the nature of the facility, e.g., storage facility):

Facility and Satellite Authorization
(b) Dealer shall operate its MINI Car Operations only at the authorized locations listed in Paragraph 8(a) of the Agreement. Any proposed change in the Dealer’s authorized locations, including the establishment or relocation of satellite locations, requires the MINI Division’s prior written consent. To the extent that a proposed change is approved and involves the establishment or relocation of a satellite of the Dealer authorized to operate under this Agreement, the location of the satellite shall be listed in Paragraph 8(a) of the Agreement and shall be identified as a satellite. Accordingly, such a listing and identification constitutes authorization to operate a satellite under this Agreement and a new Dealer Agreement shall not be issued. Dealer agrees that satellite locations are not necessarily permanent and that Dealer shall discontinue operations at a satellite upon receipt of one hundred twenty (120) days written notice from the MINI Division. Dealer further agrees that the termination or withdrawal of approval of a satellite does not constitute the termination or failure to renew this Agreement.
Unless otherwise provided herein, Dealer shall conduct Dealer’s MINI Car Operations and keep MINI Products exclusively at the authorized Dealer Facilities designated above.
In the event that Dealer desires to: (1) change its principal place of business from that first set forth in this Agreement; (2) change any location of the Dealer Facilities; (3) establish any additional locations for either operating its business or storage of MINI Products; (4) make any major structural or design change in the Dealer Facilities; or (5) change the usage or function of any locations or facility approved herein or otherwise utilize such locations or facilities for any functions other than the approved functions, Dealer must obtain the prior written approval of the MINI Division for any such change or establishment.
Dedication to the MINI Brand
(c) The MINI passenger car showroom shall be totally dedicated to the MINI brand, shall be compliant with all MINI Corporate Identity requirements and standards, and shall be, at a minimum, architecturally separated from the showrooms of line-makes other than MINI passenger cars. Furthermore, the showroom shall have a sales staff fully dedicated to the MINI brand. All authorized facilities under this Agreement other than the MINI passenger car showroom, including, but not limited to, all customer-facing areas such as the areas for the sale of Original MINI Parts, MINI service, and MINI customer relations, shall be compliant with all MINI Corporate Identity requirements and standards and shall have staff dedicated to the MINI brand.

Facilities Compliance
(d) Recognizing that Dealer’s Facilities affect Dealer’s ability to discharge properly its responsibilities under this Agreement and the Dealer Operating Requirements Addendum, Dealer will ensure that Dealer’s Facilities comply with the applicable provisions of this Agreement, including such reasonable requirements and standards as the MINI Division may prescribe from time to time.
Pre-Owned Vehicle Facilities
(e) Dealer must obtain the MINI Division’s prior written approval for all MINI branded locations and facilities from which pre-owned MINIS are sold, including certified pre-owned MINIS. The MINI Division’s approval of such locations will not be unreasonably withheld.

PARAGRAPH 9 — BASIC OBLIGATIONS OF MINI DIVISION
Assistance to Dealer
(a) The MINI Division will assist Dealer in Dealer’s MINI Car Operations through such means and upon such terms and conditions as the MINI Division considers necessary and appropriate, including, among other things:
(1) Sales, technical, and process training, delivered in person or electronically, prior to introduction of new MINI Vehicles or on an ongoing basis;
(2) Sales, service, and parts literature and other printed materials relating to MINI Products;
(3) National advertising campaigns for MINI Vehicles;
(4) Periodic suggestions and evaluations to assist Dealer in the conduct of its MINI Car Operations; and
(5) Technical Assistance Hotline and Parts Telephone Support.
Allocation of Vehicles
(b) The MINI Division agrees to sell and deliver MINI Products to Dealer in accordance with the provisions of this Agreement:
(1) In making such sales and deliveries, the MINI Division will consider Dealer’s preferences, as well as its compliance with the resale and use restrictions of the Dealer Agreement, and will endeavor to make a fair and equitable allocation and distribution of the MINI Products available to it among its MINI Dealers. The MINI Division reserves the right to reduce allocation of MINI Vehicles to Dealers which do not comply with the terms and conditions of the Dealer Agreement or the Dealer Operating Requirements Addendum;
(2) Dealer recognizes the possibility that from time to time MINI Products may not be available in sufficient quantities. In such event, Dealer agrees that the MINI Division, in the exercise of its business judgment, may determine the method and manner of the allocation of MINI Products between Dealer and the MINI Division’s other Dealers. Upon Dealer’s written request, the MINI Division agrees to provide Dealer with an explanation of the method used to distribute such MINI Products; and
(3) Dealer recognizes that when introducing new MINI Products, the MINI Division may require certain prerequisites be in place at the MINI Dealer, i.e., training, equipment, tools, parts, displays, and customer information, prior to the MINI Division distributing such MINI Products to the Dealer. Such prerequisites shall help ensure customer satisfaction, consistent communication of MINI brand values, and product acceptance in the market. Dealer agrees that its failure to meet the prerequisites will delay the distribution of new MINI Products to Dealer until the prerequisites are met.

Supply of MINI Products to Dealer
(c) The MINI Division agrees to sell and deliver MINI Products to Dealer in accordance with this Agreement and the ability of the Dealer to store, display, sell, and service MINI Products, as reflected in its Dealer Operating Requirements Addendum. The MINI Division shall have no obligation to supply and Dealer shall not be entitled to receive MINI Products which exceed the Dealer’s ability to store, display, sell, or service MINI Products as evidenced by its Dealer Operating Requirements Addendum.

PARAGRAPH 10 — BASIC OBLIGATIONS OF DEALER
MINI Sales, Service, and Parts Supply
(a) Dealer assumes the responsibility for the promotion and sale of MINI Products, the supply of Original MINI Parts, and customer service for MINI Products.
Conduct of Business
(b) In the conduct of its business, Dealer will:
(1) Safeguard and promote the reputation of MINI Products, the trademarks of MINI, and the MINI brand;
(2) Help reintroduce the heritage-rich MINI brand in the United States after being absent from the country for more than thirty years;
(3) Refrain from negligent or willful conduct which may be harmful to the reputation or to the marketing of MINI Products or inconsistent with the public interest;
(4) Refrain from all deceptive, misleading, or unethical practices; and
(5) Comply with all applicable local, state, and federal laws.
Compliance with Dealer Operating Requirements and Standards for MINI Dealers
(c) Dealer, recognizing that its responsibilities under this Agreement demand the most effective use of its available facilities, capital, and personnel, agrees to comply with its Dealer Operating Requirements Addendum. Dealer shall review said Addendum with MINI Division representatives at the Retail Business Plan Review, satisfy outstanding obligations under its Improvement Addendum, if applicable, and comply with all reasonable standards established by the MINI Division from time to time relating to Dealer’s MINI Car Operations.

Issuance of Improvement Addendum
(d) The MINI Division will notify Dealer in writing if Dealer fails to comply with any obligation, responsibility, or requirement under the Dealer Agreement or the Dealer Operating Requirements Addendum (“Deficiency”).
(1) If Dealer fails to remedy the Deficiency following notice, the MINI Division will issue to Dealer an Improvement Addendum or amend an existing Improvement Addendum, listing the Deficiency(s) and providing Dealer a reasonable date by which the Dealer must satisfy the Deficiency(s).
(2) Should Dealer reasonably request an extension of time in writing to comply with an Improvement Addendum, a justified request for extension will not be unreasonably withheld; however, under no circumstances is the MINI Division obligated to grant more than two extensions.
(3) Dealer’s failure to satisfy the Deficiency(s) will jeopardize the Dealer’s ability to renew the Dealer Agreement and could subject Dealer to early termination of this Agreement.
(4) An Improvement Addendum will be canceled once Dealer remedies the Deficiency(s).
(5) An Improvement Addendum may be superseded by the MINI Division at any time to reflect a Dealer’s progress toward satisfaction of a Dealer’s Deficiency(s).

PARAGRAPH 11 — CUSTOMER SATISFACTION
Customer Satisfaction
(a) The MINI Division and Dealer agree to conduct their respective businesses in a manner that promotes and supports the image and reputation of MINI, MINI Products, the MINI Division, MINI Dealers, and the BMW Group. The MINI branding strategy, the price-value relationship of MINI Products, and excellent customer care are essential elements of image and reputation in all dealings and transactions with customers.
Dealer, as the direct link to the MINI customer, is responsible for satisfying customers in all matters, except those directly related to product design and manufacturing. Dealer will take all reasonable steps to ensure that each customer is satisfied with MINI Products and with the services and the practices of Dealer. Dealer will recommend to the MINI Division methods of reasonably satisfying customers. The MINI Division will support Dealer’s customer satisfaction efforts through counseling, training opportunities, and providing survey results.
When requested by the MINI Division, Dealer shall submit a plan detailing its customer satisfaction programs. That plan shall include continuous reinforcement to all Dealer personnel of the importance of customer satisfaction, necessary training for Dealer personnel, and methods of conveying to customers that the Dealer is committed to their satisfaction.
Following consultation with and notice from the MINI Division or its authorized representative, Dealer shall remedy, to the satisfaction of the MINI Division, any practice or method of operation which would have a detrimental effect upon customer satisfaction or would impair the reputation or image of MINI, MINI Products, the MINI Division, MINI Dealers, or the BMW Group.

PARAGRAPH 12 — GENERAL REQUIREMENTS FOR DEALER’S CAR OPERATIONS
Business Hours
(a) Throughout the term of this Agreement, the Dealer Facility shall be operated during, and for not less than, the customary business hours of the trade in the community or locality in which Dealer is located. When necessary to accommodate customers’ needs, however, Dealer shall extend its regular business hours.
Signs, Pylons, and Displays
(b) Subject to local requirements, Dealer agrees to display conspicuously at and around the Dealer Facility such MINI approved signs, pylons, and displays as the MINI Division shall reasonably require.
Dealer’s Corporate and Trade Name
(c) Dealer agrees that its corporate name and its trade name (also known as the Dealer’s dba) for its MINI Dealer Car Operations shall comply with all applicable MINI Division policies, procedures, programs, and guidelines related thereto.
Exclusive Ownership of MINI Trademarks and Non-Exclusive Trademark License
(d) Dealer acknowledges that the exclusive ownership, and the validity, of the MINI trademarks (including, without limitation, the MINI logo), both registered and at common law, resides within the BMW Group, and Dealer shall not contest the same during the term of the Agreement or at any time thereafter. Dealer further acknowledges that it is only pursuant to the nonexclusive trademark license granted herein that Dealer can use MINI trademarks or MINI trade names in connection with the sale of MINI Products and that Dealer has no other such license. Dealer further acknowledges that the MINI trademarks are famous and highly distinctive throughout the world, and that the MINI trademarks have achieved the highest degree of recognition within the automotive industry and other related industries throughout the world. Dealer and the MINI Division agree to cooperate with each other in preventing any acts of trademark infringement, dilution, or unfair competition with respect to any MINI trademark, but the BMW Group (or the MINI Division, as the BMW Group’s agent with respect to trademark matters) shall have sole control over all actions and legal proceedings to suppress infringement, dilution, or any act of unfair competition with respect to any MINI trademark. Dealer acknowledges, and shall not contest, the BMW Group’s right and authority to bring any action for infringement, dilution, or unfair competition with respect to any MINI trademark.

Use of MINI Trademarks by Dealer
(e) The MINI Division grants Dealer a non-exclusive license to use the MINI trademarks subject to the terms and conditions of this Agreement, including, but not limited to, the BMW Group and the MINI Division trademark policies and guidelines. Dealer agrees that it will use the trademarks solely in connection with the promotion and sale of MINI Products and consumer service for MINI Products only in such manner, at such location, to such extent, and for such purposes as the MINI Division may specify from time to time. No MINI trademark may be used except in the color, size, form, and style approved by the MINI Division. Moreover, without the express prior written consent of the MINI Division, Dealer shall not use any MINI trademark (including the letters “MINI”) as part of its corporate business name. Dealer shall promptly change or discontinue its use of any MINI trademark upon the MINI Division’s request. Dealer agrees that the sole source and origin of MINI Products is the MINI Division and the BMW Group. Dealer shall not use the MINI trademarks in any manner which may tend to cause a likelihood of confusion concerning the source or origin of MINI Products. Dealer shall not use the MINI trademarks in any manner which is likely to cause confusion among the public, deceive or mislead the public, or impair the goodwill of the MINI Division or MINI Products. Without the MINI Division’s prior written consent, Dealer shall not use MINI trademarks in connection with, or associated with, any other trademark or brand. In the event Dealer desires to utilize the MINI trademarks in any material, including signage or advertisements, which also contains reference to another line or automotive make, Dealer agrees to provide the MINI Division with thirty (30) days prior written notice of such use. The MINI Division shall have the sole discretion to grant or deny approval for such use of the MINI trademarks. Dealer acknowledges that the MINI Division shall be irreparably harmed by any breach by Dealer of any provision of this Agreement concerning the use of the MINI trademarks. Dealer acknowledges that the BMW Group or the MINI Division may, at their discretion, terminate this license or the MINI Division may terminate this Agreement for any violation of the BMW Group or the MINI Division trademark policies or guidelines or the breach of this provision or other related provisions in this Agreement. Dealer agrees to pay all costs, fees, and expenses, including attorneys fees, of the MINI Division associated with or arising from any legal claim or proceeding for the enforcement of any provision of this Agreement concerning the use of the MINI trademarks or the MINI brand.
The MINI Division agrees to provide Dealer with written notice and an opportunity to cure violations of trademark policies and guidelines, the infringement of MINI trademarks or trade names, and attempts to dilute MINI trademarks or the MINI brand. The length of the cure period will be based on the circumstances presented, but in no event will the cure period exceed thirty (30) days.

Dealer Web Sites and Internet Use
(f) Dealer and MINI Division both recognize the importance of e-commerce to the mutual benefit of MINI passenger car dealers, MINI passenger car customers, and the MINI Division. E-commerce shall be a core element of the MINI passenger car business model. Dealer shall maintain a world wide web site or otherwise maintain a presence and advertise on the Internet (and any other public computer networks that are developed and are acceptable to the MINI Division) in connection with the Dealer’s business. All such activities shall be in compliance with the law and any applicable MINI Division e-commerce standards or Internet or web site policies, including functionality policies, that exist or are subsequently developed. Among other purposes, the MINI Division will use its Internet web site(s) to provide sales leads to Dealers, to facilitate sales, and to facilitate the flow of MINI Product and sales information among the MINI Division, MINI Dealers, and consumers. Dealer shall be required to use a MINI Corporate Identity web-site template and future generations of the template that will be provided to it by the MINI Division. Dealer agrees to use the template to provide for the handling of sales leads and on-line sales by MINI passenger car dealers to retail customers. Dealer also agrees to include on its web sites information that the MINI Division requires in the manner and form selected by the MINI Division. Dealer further agrees to list a link on its web sites to http://www.MINIUSA.com. If Dealer is requested to provide a link to additional web sites by the MINI Division in writing, Dealer shall add such links to its web sites. Dealer also shall not add links to its MINI passenger car web sites for line-makes other than MINI passenger cars without the prior written consent of the MINI Division. Dealer agrees that it shall provide input to the MINI Division and any ecommerce work groups of MINI passenger car dealers on e-commerce initiatives that Dealer, a work group or groups, and/or the MINI Division believe should be considered for inclusion in the MINI business model.
Dealer shall not use any MINI trademarks on its web sites in a manner inconsistent with the terms of this Agreement, without the MINI Division’s prior written authorization, or in a manner that is not acceptable to the MINI Division. Furthermore, Dealer may not post MINI Division or BMW Group proprietary, confidential, or copyrighted material or information on its web sites without the prior written approval of the MINI Division or the BMW Group. In addition, Dealer agrees to obtain the MINI Division’s prior written approval for any Internet domain name Dealer may use or intend to use and/or home page address. Dealer also agrees that it shall not cybersquat on any unauthorized domain names including MINI trademarks or trade names. Finally, Dealer agrees that it shall be responsible for the activities and actions it undertakes on the Internet and at its web sites.

Sales of Certified Pre-Owned and Other Pre-Owned MINI Vehicles
(g) Dealer shall not use any MINI trademark in connection with the sale of certified or non-certified pre-owned MINIS unless the Dealer fully complies with all requirements of the MINI Division as to the standards, practices, and facilities for the sale of pre-owned MINIS under the MINI trademarks. Dealer agrees to adhere to the terms and conditions associated with the sales and service activities for certified pre-owned MINIS and to all policies, procedures, programs, and guidelines established and updated from time to time by the MINI Division for certified pre-owned MINIs. Furthermore, Dealer shall not certify any MINIS which do not meet the requirements for certification and shall not submit claims, information, or reports to the MINI Division identifying as certified, vehicles that do not meet certification requirements or vehicles that have not been certified.
Insurance
(h) Dealer shall maintain comprehensive and excess liability insurance policies in an amount sufficient to meet all reasonably anticipated contingencies, including legal judgments entered against Dealer. In no event shall the aggregate value of the policies be less than Five Million Dollars ($5,000,000.00). The policies must be issued by an insurance company with an “A-” or better rating by A.M. Best or a similar rating agency acceptable to the MINI Division. Dealer must provide the MINI Division with copies of such policies upon request and a certificate of insurance each time the policies are renewed.
Training
(i) Dealer agrees that its personnel will be trained in such special training courses as may be offered from time to time by the MINI Division. Dealer shall require its personnel to meet with the MINI Division personnel in the dealership or at other appropriate locations for the purposes of training and to use training materials as may be suggested from time to time by the MINI Division.
Advertising and Marketing
(j) Dealer agrees to advertise MINI Products and customer service for MINI Products in accordance with the standards set forth in Paragraph 10(b) and such other reasonable policies, standards, and guidelines as the MINI Division may establish from time to time. Such advertising shall include, among other things, listings in approved web sites and local classified telephone directories identifying Dealer as an authorized dealer in MINI Products.
Both the MINI Division and Dealer recognize the need of maintaining uniformly high standards of ethical advertising of a quality and dignity consistent with the reputation of MINI Products in order to maintain public confidence and respect in Dealer, the MINI Division, and MINI Products. Accordingly, Dealer agrees not to publish or cause to be published any advertising in any media whatsoever relating to MINI Products and customer service for MINI Products which is likely to deceive and/or mislead the public or to impair the goodwill or image of the MINI Division or MINI Products. The MINI Division reserves the right to require Dealer to cease any advertising inconsistent with this provision including the right to prohibit Dealer from using MINI trademarks in advertising.

MINI passenger car marketing and advertising shall be consistent with MINI brand values and the image that the MINI brand projects into the marketplace. Dealer agrees, warrants, and represents that any and all of its marketing, advertising, and solicitation messages and materials, in any and all media, shall be consistent with, conform with, and shall not compromise, the MINI brand image. In order to properly develop the MINI brand image and to create efficiencies for MINI passenger car dealers, MINI Division will provide certain marketing and advertising materials for Dealer use. Marketing, advertising, and solicitation materials that Dealer desires to disseminate that have not been provided by MINI Division shall be submitted to MINI Division for its approval prior to use.
Dealer Submissions to MINI Division
(k) The submission of false or fraudulent claims, reports, statements, or information by Dealer to MINI Division, BMW NA, or an Affiliated Entity is strictly prohibited and may result in the termination of this Agreement.
Compliance with Laws
(I) Dealer shall comply with all applicable local, state, and federal laws and regulations, including, but not limited to, laws and regulations requiring licensing and/or registration. Dealer agrees to disclose information as the MINI Division may reasonably request with respect to the foregoing.
Compliance with this Agreement and MINI Division Policies, Procedures, Programs, and Guidelines
(m) Dealer shall comply with the terms and conditions of this Agreement and all existing and subsequently developed or amended MINI policies, procedures, programs, and guidelines.

PARAGRAPH 13 — DEALER’S SALES OF MINI VEHICLES
Sales Promotion
(a) Dealer shall actively and effectively promote the sale of the full line of authorized MINI Vehicles and shall promote and sell such MINI Vehicles primarily in its Primary Market Area in accordance with the terms and conditions of this Agreement and through such means as reasonably may be required by the MINI Division from time to time.
Sales Performance
(b) Within the limitations, if any, resulting from the quantity of MINI Vehicles made available to Dealer by the MINI Division, Dealer shall achieve the best possible sales performance obtainable for MINI Vehicles. Such sales performance shall be evaluated on the basis of such reasonable and equitable criteria as may be determined from time to time by the MINI Division.
Sales Leads
(c) Dealer shall follow up all sales leads provided to Dealer by the MINI Division (or any of its subsidiaries, affiliated companies, or vendors), whether obtained through the MINI Division’s web site or otherwise, promptly and courteously within the time periods set forth by the MINI Division in writing to Dealers or in the Dealer’s Operating Requirements Addendum. Dealer acknowledges that the MINI Division may divert any sales leads not followed up on by a Dealer within the time periods set forth by the MINI Division, in writing to Dealers or in the Dealer’s Operating Requirements Addendum, to other Dealers.
Demonstrators
(d) For purposes of demonstration, Dealer shall have available at all times such number of the most current model MINI Vehicles as required pursuant to the Dealer’s Operating Requirements Addendum.
Strategic Business Plan
(e) Each Dealer shall develop a strategic business plan with objectives for the following year. The annual strategic business plan will be discussed with and presented to MINI Division representatives at an annual strategic business plan review. The final strategic business plan, as accepted by the MINI Division, shall represent the goals and objectives of Dealer and contain the action plans developed by Dealer to achieve those goals and objectives and, in the case of an Improvement Addendum, address the means of complying with the terms and conditions of this Agreement.

Primary Market Area
(f) The MINI Division will assign to Dealer in writing a geographic area consisting of a collection of zip code areas or census tracts, which shall be the Dealer’s Primary Market Area. The Dealer’s Primary Market Area is the area in which a Dealer will primarily promote and sell MINI Vehicles. The Dealer’s Primary Market Area will be used to evaluate the Dealer’s performance obligations and objectives under this Agreement. The MINI Division may adjust a Dealer’s Primary Market Area at any time and will provide written notice to the Dealer of any adjustment. Dealer agrees that it has no right or interest in any Primary Market Area. In assigning or changing the Dealer’s Primary Market Area, the MINI Division will exercise its best business judgment based on the facts and circumstances at the time that any assignment or change is made.
Performance Evaluation
(g) Dealer and the MINI Division agree that their primary purpose is to satisfy customers by properly servicing and promoting the sale of MINI Products within Dealer’s Primary Market Area, consistent with MINI brand values. Dealer and the MINI Division will work together to achieve this purpose.
(1) Dealer’s compliance with the retail business plan and Dealer’s sales, service, and customer satisfaction performance will be regularly reviewed and evaluated. The MINI Division will provide to Dealer, in writing, its evaluation of Dealer’s performance. Any written comments submitted by Dealer to the MINI Division shall become part of a performance evaluation report.
(2) The MINI Division shall evaluate Dealer’s performance based on, but not limited to:
(i)	Dealer’s sales of MINI Products in Dealer’s Primary Market Area;
(ii)	Registrations attributable to Dealer in its Primary Market Area;
(iii)	The sales and registrations of competitive passenger cars in Dealer’s Primary Market Area;
(iv)	Feedback from Dealer’s customers measured by the results of the customer satisfaction surveys provided to Dealer by the MINI Division;
(v)	The trend of Dealer’s performance over a reasonable period of time;
(vi)	Significant local conditions that may have affected Dealer’s performance;
(vii)	The general vehicle purchasing trends of the public; and
(viii)	Dealer’s compliance with its Dealer Operating Requirements Addendum, its retail business plan objectives, and Best Practices.

Down Payments and Trade-Ins
(h) Payments received from customers, whether in money or in kind, which are to be applied towards the subsequent purchase of a new MINI Vehicle, shall be held for such customers in accordance with applicable law until such time as the transaction with respect to which such payments were received is consummated or terminated.
Consumer Disclosures
(i) Dealer shall deliver to purchasers of MINI Vehicles an itemized invoice and disclose any other information or give any notice provided by the MINI Division intended for consumers or required by law.

PARAGRAPH 14 — CUSTOMER SERVICE
Scope and Quality
(a) Dealer shall provide the best possible customer service for all owners of MINI Vehicles whether or not the MINI Vehicle was sold by Dealer and shall promote its customer service and the sale of Original MINI Parts. Dealer shall not engage in any service practice with respect to any MINI Products if the MINI Division has reasonably objected to the nature or quality of such practice or the practice is detrimental to customers or inconsistent with the purposes of this Agreement.
Disclosure and Use of Original MINI Parts
(b)(1) Dealer shall not use any parts other than Original MINI Parts or parts expressly approved (e.g., authorized remanufactured parts) by the MINI Division in the performance of warranty service in connection with the MINI New Passenger Car Limited Warranty, parts warranties, and/or other MINI warranties.
(2) Dealer recognizes that its customers have a right to expect that any product that they purchase from Dealer meets the high quality standards associated with MINI Products. In order to avoid confusion and minimize potential customer dissatisfaction, in any case where Dealer sells for use in the repair of any MINI Product any parts which are not Original MINI Parts or parts approved by the BMW Group or the MINI Division of BMW NA, Dealer shall disclose to the customer that such parts are not Original MINI Parts or parts approved by the BMW Group or the MINI Division of BMW NA, and consequently, that such parts are not warranted by the MINI Division. Such disclosure shall be in writing, conspicuous, and set forth on the parts invoice, service, or repair order. Dealer will also, by appropriate written notice, advise the customer of the source of such parts and the extent of any warranty given by the supplier or manufacturer of such parts.
(3) Dealer shall not represent in any manner, sell or offer for sale as new, Original MINI Parts or parts approved (e.g., authorized remanufactured parts) by the BMW Group or the MINI Division of BMW NA, any parts which are not in fact new, Original MINI Parts or parts approved by the BMW Group or the MINI Division of BMW NA.
Pre-Delivery Inspection
(c) Before delivery to the customer, Dealer shall inspect, prepare, and condition each new MINI Vehicle in accordance with quality certification and other pre-delivery inspection procedures furnished from time to time by the MINI Division to Dealer. Evidence of satisfactory completion will be determined at the discretion of the MINI Division, through customer responses to surveys or inspection documents maintained in the Dealer’s vehicle history file.

MINI Service and Warranty Information Booklet and MINI Owner’s Manual
(d) Upon delivery to a customer of a new MINI Vehicle, Dealer will also deliver to the customer the MINI Service and Warranty Information booklet supplied by the MINI Division for such MINI Vehicle, properly completed and stamped with Dealer’s corporate or business name, the customer warranty information, including notification of any laws, rules, or regulations addressed in subparagraph (e) below when required by applicable state law, and the appropriate MINI Owner’s Manual. In addition, Dealer shall have copies of applicable warranty information on display and ready for customer use.
Compliance with Consumer Protection Statutes, Policies, Procedures, and Guidelines
(e) Dealer acknowledges the existence and applicability of various “repair or replace” laws, damage disclosure laws, other consumer protection laws, rules, and regulations, and the MINI Division disclosure policies, procedures, and guidelines. Dealer agrees to comply fully with the requirements of such laws, rules, regulations, policies, procedures, and guidelines, including, but not limited to, delivering all required disclosures, booklets, and manuals to consumers, and Dealer shall take no action which adversely affects the MINI Division’s rights and duties under these laws, rules, and regulations.
Moreover, Dealer agrees to use its best efforts to notify the MINI Division promptly in writing of all situations in which “repair or replace” laws are or may be applicable. Dealer further agrees to take such other action as the MINI Division may reasonably require.

PARAGRAPH 15 — DEALER’S RECORDS AND REPORTS AND ACCESS TO DEALER’S PREMISES
Financial Records
(a) Dealer shall keep accurate and current books of account in accordance with accounting practices reasonably satisfactory to the MINI Division so as to enable the MINI Division to develop comparative data in order, among other things, to furnish to Dealer, for Dealer’s benefit, business management assistance.
Management Information Systems Requirements
(b) To facilitate the efficient operation of the MINI passenger car dealer network and the accurate and prompt disclosure to the MINI Division of dealership operations and financial information, Dealer agrees to install and maintain management information system facilities which are compatible with the computer systems, hardware, and software used by the MINI Division and comply with MINI information management requirements and standards.
Financial Statements
(c) Dealer shall deliver or mail to the MINI Division the following:
(1) On or before the tenth (10th) day of each calendar month, on such forms as the MINI Division reasonably may require, a financial and operating statement reflecting Dealer’s MINI Car Operations for the preceding month and Dealer’s total MINI Car Operations from the beginning of the calendar year to the end of the preceding month (the statements referenced in this Paragraph shall also reflect the financial and operating results for any other line-makes of the BMW Group for which Dealer is an authorized dealer); and
(2) Within three and one-half (3-1/2) months after the end of the calendar year, a financial and operating statement for such year. In the event the MINI Division so requests in writing, such statement shall be reviewed by a certified public accountant.
Additional Reports
(d) Dealer will furnish to the MINI Division, on such forms and at such times as the MINI Division reasonably may require, complete and accurate reports of Dealer’s sales and inventories of new MINI Vehicles, of certified pre-owned MINI Vehicles, of other pre-owned vehicles, and of Original MINI Parts. Dealer will also furnish to the MINI Division such other reports as the MINI Division reasonably may require from time to time. Dealer shall maintain such records for at least five (5) years.

Access to Dealer’s Premises and Records
(e) Until the expiration or prior termination of this Agreement and thereafter until consummation of all the transactions referred to in Paragraph 22 hereof, the MINI Division, through its representatives, employees, and other designees, shall have the right, at all reasonable times during regular business hours, to inspect Dealer’s MINI Car Operations, including the Dealer’s Facility and records and accounts of Dealer relating to Dealer’s MINI Car Operations. Dealer shall cooperate fully with, and take all actions necessary to facilitate, such inspections.
Confidentiality
(f) The MINI Division of BMW NA will not furnish any financial data submitted to it by Dealer to any third party unless: 1) authorized by Dealer; 2) required by law, regulation, order, or judicial, alternate dispute resolution, or administrative process; 3) pertinent to judicial, alternate dispute resolution, or administrative proceedings; or 4) required to generate composite or comparative data for analytical purposes. Dealer agrees to keep confidential and not disclose, directly or indirectly, information that BMW NA designates as confidential and provides to Dealer.

PARAGRAPH 16 — DEALER’S PURCHASES OF MINI VEHICLES
Dealer’s Purchase Price
(a) The MINI Division will sell MINI Vehicles to Dealer at such prices and upon terms as may be established from time to time by the MINI Division. Dealer shall be responsible for payment of any and all sales taxes, use taxes, excise taxes, and other governmental or municipal charges imposed or levied or based upon the sale of MINI Vehicles by the MINI Division to or through Dealer.
Payment
(b) Payment for each MINI Vehicle purchased by Dealer shall be made in cash at the time of delivery unless the invoice provides otherwise, in which event the terms of the invoice shall govern. Receipt of any check, draft, or other commercial paper shall not constitute payment until the MINI Division has received cash in the full amount thereof. In the event of non-payment, Dealer shall pay all of the MINI Division’s collection charges, including attorneys fees and costs.
Line of Wholesale Credit
(c) During the term of this Agreement, Dealer shall maintain exclusively for MINI Vehicles an unrestricted line or lines of wholesale credit with a financing institution or institutions satisfactory to the MINI Division in amounts as specified in the Dealer Operating Requirements Addendum.
Shipment to Dealer
(d) The MINI Division will endeavor, whenever practicable, to follow Dealer’s requests with regard to route and method of shipment of MINI Vehicles, but the MINI Division reserves the right to ship MINI Vehicles purchased by Dealer hereunder by whatever mode of transportation, by whatever route, and from whatever point the MINI Division may select. All shipping charges for MINI Vehicles will be borne by Dealer.
Claims Processing
(e) In order to facilitate the processing of claims for damage against the carrier or carrier’s insurer, Dealer hereby authorizes the MINI Division to process, and the MINI Division agrees that it will so process at its own cost and expense, all such claims in the MINI Division’s name, but for Dealer’s account, in such manner and on such basis as the MINI Division may reasonably determine. The MINI Division shall not, however, be obliged to retain counsel or commence legal proceedings against carrier or carrier’s insurer with respect to any such claims. Dealer also authorizes the MINI Division to settle or compromise any such claims for less than the full amount thereof as the MINI Division may in its sole judgment determine without the prior approval of Dealer.

Immediately upon delivery of any MINI Products to Dealer, Dealer shall make a careful inspection of such products and shall note any damage in the MINI Products so delivered on the appropriate carrier delivery forms, which shall be signed by both the representatives of the carrier and the representatives of the Dealer. Dealer shall also follow any other pertinent procedures that may be established from time to time by the MINI Division and will cooperate with the MINI Division in processing any claims. Failure by Dealer to note any deficiency or damage upon delivery to Dealer and failure to follow any other pertinent procedures established by the MINI Division shall constitute a waiver by Dealer of the MINI Division’s obligation to process any claim and Dealer shall be solely responsible for asserting and processing any such claims against the carrier.
Passing of Risk
(f) All MINI Vehicles sold to Dealer shall be at Dealer’s risk and peril from the time of delivery at the MINI Division’s established place of delivery whether to Dealer, Dealer’s agent, or a common carrier, and during all subsequent transportation. It shall be the obligation of Dealer to insure against such risks for its benefit and at its expense.
Repair and Sale of Damaged MINI Vehicles
(g) In the event that any MINI Vehicle sold by the MINI Division to Dealer should become damaged prior to its delivery by Dealer to a customer, Dealer shall, applying BMW Group or MINI Division approved repair practices and procedures, repair fully such damage so that such MINI Vehicle shall be placed in first-class salable condition prior to delivery. Dealer shall not market any MINI Vehicle if the quality or condition thereof has been reasonably objected to by the MINI Division. Dealer shall comply with all state laws applicable to such sales and shall disclose to the customer all damage and repairs in accordance with applicable state law. Dealer will also disclose all damage when processing wholesale or retail trades of MINI Vehicles.
Option to Repurchase Damaged Vehicles
(h) In order to protect the integrity of MINI Vehicles and Dealer’s and the MINI Division’s reputation in the marketplace, Dealer agrees to notify the MINI Division whenever any of Dealer’s new and unused MINI Vehicles are substantially damaged. For the period of ten (10) business days from the MINI Division’s receipt of notice from a Dealer, the MINI Division shall have the first option to repurchase from Dealer such damaged MINI Vehicles at a price equal to the Net Purchase Price originally paid by Dealer to the MINI Division less any monies or other consideration received by Dealer in connection with or relating to such damaged MINI Vehicles. Dealer agrees to assign its rights under any insurance contract with respect to such MINI Vehicles to the MINI Division. In the event the MINI Division exercises its option to repurchase as granted above, the MINI Division reserves the right to make any payment hereunder directly to any party having a security interest in the MINI Vehicle being repurchased. The MINI Division shall not be liable for any interest expense under this Paragraph 16 on returned vehicles, unless repurchased under this subparagraph (h).

PARAGRAPH 17 — DEALER’S INVENTORY AND PURCHASE OF ORIGINAL MINI PARTS
Minimum Inventory of Original MINI Parts
(a) Dealer shall acquire and at all times maintain at least a minimum inventory of available Original MINI Parts necessary to satisfy adequately the needs of the market.
Dealer’s Purchase Price
(b) The MINI Division shall sell Original MINI Parts to Dealer at such prices and upon such terms as may be established from time to time by the MINI Division. Dealer is responsible for any and all sales taxes, excise taxes, use taxes, and other governmental or municipal charges imposed or levied or based upon the sale of Original MINI Parts by the MINI Division to Dealer, except federal excise taxes which may be included in the purchase price of the MINI Division of BMW NA to Dealer. In the event of any increase in the prices established by the MINI Division for Original MINI Parts, Dealer will have the right to cancel all orders for Original MINI Parts affected by the increase which are pending and unfilled at the time Dealer obtains notice of the increase, provided that the MINI Division is notified in writing of such cancellation within ten (10) days from the time Dealer obtains notice of the increase.
Payment
(c) Dealer’s orders for Original MINI Parts will be filled on the basis of payment terms established from time to time by the MINI Division for Dealer’s account. Such terms may provide for open account, limited open account, C.O.D., or cash. Dealer will be invoiced at the time of shipment through the electronic Dealer Communications System. Dealer shall receive a month-end statement. Dealer shall render payment for the total amount of the monthly statement in accordance with the terms stated therein. Unless otherwise indicated in writing, full payment is due upon receipt of said statement. In the event of non-payment, Dealer shall pay all of the MINI Division’s collection charges, including attorneys fees and costs.
Delivery
(d) Delivery of Original MINI Parts ordered by Dealer shall be made by common carrier, U.S. mail, or express mail, and if practical, in accordance with Dealer’s specific request. If freight charges are to be paid by the MINI Division, the most economical transportation will be selected.
Claims for Incomplete Delivery
(e) All claims for incomplete delivery of Original MINI Parts must be made by Dealer in writing immediately upon Dealer’s receipt of shipment.

Return of Defective Original MINI Parts
(f) Dealer shall not sell, offer for sale, or install any Original MINI Parts if the nature or quality thereof has been reasonably objected to by the MINI Division. Dealer may, after receipt of written authorization from the MINI Division, return defective Original MINI Parts to the MINI Division for credit, together with the original invoice indicating Dealer’s purchase price of such Original MINI Parts. Such Original MINI Parts shall be shipped, shipping charges prepaid, to the destination specified by the MINI Division. Dealer will be reimbursed for shipping charges prepaid by it on authorized returns of defective Original MINI Parts based on the lowest applicable rate of transportation by common carrier.
Right to Return Original MINI Parts
(g) Dealer will notify the MINI Division of any Original MINI Parts ordered by Dealer in error within sixty (60) days after receipt of shipment. Dealer may return such Original MINI Parts, no later than sixty (60) days after Dealer’s receipt of specific authorization from the MINI Division, for credit, which credit shall be applied to Dealer’s account based on the invoiced price of the returned Original MINI Parts. Such Original MINI Parts shall be returned, shipping charges prepaid, to the destination specified by the MINI Division.
Dealer may also return, after receipt of written authorization from the MINI Division, Original MINI Parts shipped to Dealer due to the MINI Division’s shipping error. Such Original MINI Parts shall be shipped, shipping charges prepaid, to the destination specified by the MINI Division and Dealer shall be credited for such prepaid shipping charges as well as for the invoiced prices of the returned Original MINI Parts.
Non-Returnable Materials, Parts, and Assemblies
(h) Dealer will not be entitled to return: (1) any materials which have been acquired or specially fabricated by the MINI Division upon Dealer’s order; (2) unlisted Original MINI Parts or assemblies; or (3) any Original MINI Parts or assemblies not purchased by Dealer from the MINI Division.

PARAGRAPH 18 — ADDITIONAL PROVISIONS GOVERNING DEALER’S PURCHASE OF MINI PRODUCTS AND DEALER’S INVENTORIES
Taxes
(a) Dealer shall provide the MINI Division with all of its tax identification numbers. With regard to each purchase of MINI Products, Dealer represents and warrants that:
(1) Such MINI Products are being purchased from the MINI Division by Dealer for resale in the ordinary course of Dealer’s business;
(2) Dealer has complied with all of the applicable provisions of local and state laws required for the collection and payment by Dealer of all sales, use, and excise taxes and other governmental or municipal charges applicable to all such resale transactions; and
(3) Dealer has furnished to the MINI Division all resale certificates or similar documents required to perfect an exemption from any applicable sales and use taxes.
Dealer shall be responsible for payment of any and all taxes and other governmental or municipal charges imposed or levied in connection with the sale to Dealer by the MINI Division of MINI Products or equipment supplied to Dealer by the MINI Division.
In the event that any MINI Products are put to a taxable use by Dealer or are in fact purchased by Dealer for purposes other than resale in the ordinary course of Dealer’s business, Dealer shall make timely return and payment to the appropriate taxing authorities, as required by Paragraph 16(a), with respect to MINI Vehicles, and Paragraph 17(b), with respect to Original MINI Parts, of all applicable sales, use, and excise taxes, and other governmental or municipal charges imposed or levied or based upon the sale of such MINI Products by the MINI Division to Dealer, and Dealer shall hold the MINI Division harmless from any and all claims and demands which may be made by such taxing authorities against the MINI Division with respect thereto.

Purchase Money Security Interest
(b) In order to assure its prompt and unconditional payment to the MINI Division of BMW NA upon the terms and as when due of any and all indebtedness, obligations, or liabilities of Dealer to the MINI Division for the purchase of MINI Products (“Obligations”), Dealer hereby grants, assigns, and transfers to the MINI Division of BMW NA a continuing first and senior lien on and security interest in all such MINI Products sold on credit, open account, or limited open account to Dealer by the MINI Division, all accessions and additions thereto, and all proceeds and products of such MINI Products, whether now owned or hereafter acquired as well as a security interest in cash incentives, holdbacks, bonuses, or other MINI Division payables (the “Collateral”). In furtherance thereof and in recognition of the MINI Division of BMW NA’s status as a secured party having all the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code:
(1) In the event Dealer is in default of any Obligations or any of the events described in Paragraph 20(b) and (c) of this Agreement shall occur, and at any time thereafter, the MINI Division may declare Dealer in default and may exercise the following rights and remedies, in addition to all other rights and remedies it has as a secured party under the Uniform Commercial Code:
(i) To declare all Obligations of Dealer to the MINI Division immediately due and payable; and
(ii) To require Dealer to assemble the Collateral and make it available to the MINI Division for possession at a place designated by the MINI Division which is reasonably convenient to both parties.
(2) With respect to all proceeds of the Collateral, including, without limitation, payments received by Dealer from a customer upon delivery of any MINI Product constituting Collateral and cash deposits received from a customer in anticipation of a future delivery of a MINI Product constituting Collateral to such customer, Dealer grants to the MINI Division an irrevocable power of attorney to endorse all cash and non-cash proceeds of the Collateral to effect collection thereof, it being understood and intended by Dealer that such power of attorney is coupled with an interest; and Dealer shall:
(i) Upon demand by the MINI Division, whether or not Dealer is in default of any Obligations, deposit not later than the business day following receipt, all proceeds of the Collateral or any portion thereof, in a separate bank account designated for that purpose and under the sole control of the MINI Division;
(ii) Not commingle any proceeds of the Collateral to which the MINI Division is entitled with other funds or property of Dealer until delivery of such proceeds to the MINI Division has been completed, it being agreed and understood that the proceeds to which the MINI Division is entitled shall be that portion of the proceeds upon sale of a MINI Product constituting Collateral which equals the Obligations with respect to such MINI Product; and
(iii) Hold any proceeds of the Collateral to which the MINI Division is entitled under Paragraph 18(b)(2) hereof separate and apart and upon express trust for the MINI Division until such delivery or deposit.
(3) Dealer shall hold in trust each deposit of cash received from a customer in anticipation of a future delivery of a MINI Product constituting Collateral to such customer until such delivery is consummated.
(4) Dealer shall not sell, pledge, assign, transfer, lease, resell, or otherwise dispose of any type of Collateral herein described or any interest in Collateral except in the ordinary course of Dealer’s business or as may be authorized in writing by the MINI Division.

(5) Dealer shall execute and deliver promptly to the MINI Division one or more financing statements pursuant to the Uniform Commercial Code in the form suitable for filing to perfect a purchase money security interest in the Collateral and which are otherwise satisfactory to the MINI Division. Dealer irrevocably appoints the MINI Division as its attorney in fact, to sign and file, in Dealer’s name, financing statements at any time with respect to the Collateral and the proceeds thereof, it being understood and intended by Dealer that such power of attorney is coupled with an interest.
(6) The remedies provided in this Paragraph 18(b) shall be in addition to any other rights and remedies provided for in this Agreement or under applicable law.
Return or Diversion of MINI Vehicles on Dealer’s Failure to Accept
(c) In the event Dealer should fail or refuse for any reason (other than an error by the MINI Division) to accept any MINI Vehicle delivered to Dealer’s Facility, Dealer will reimburse the MINI Division for all expenses incurred by the MINI Division in returning such MINI Vehicle to the original point or in diverting it to another destination, as the case may be; but in no event shall Dealer be required to pay the MINI Division an amount in excess of the expense of returning such MINI Vehicle to its original point of delivery to Dealer. Dealer forfeits any further rights it may have with respect to such rejected MINI Vehicle(s).
Failure of or Delay in Delivery
(d) The MINI Division will not be under any liability to Dealer for failure to deliver or for delay in making delivery if such failure or delay results from any event brought by causes other than willful or grossly negligent conduct of the MINI Division, such as, for example, any event in the nature of force majeure, acts of God, acts of any government, foreign or civil wars, riots, interruptions of navigation, shipwrecks, strikes, lockouts, other labor troubles, embargoes, blockades, fires, explosions, sabotage, failures of the BMW Group or of any other supplier of the MINI Division to deliver, or delay of the BMW Group or of any other supplier of the MINI Division in making delivery.
Changes in Specifications
(e) MINI Products will be delivered by the MINI Division to Dealer in accordance with standards applicable at the time of their manufacture. The MINI Division and Dealer recognize and agree that the BMW Group and/or the MINI Division shall have the right, without limitation, at any time and from time to time, to make changes or modifications in the design specifications of MINI Products without notice. The MINI Division shall have no obligation to Dealer to make such change or modification with respect to MINI Products previously delivered to or ordered by Dealer or to make any refund or other adjustment for any MINI Products previously purchased by Dealer or being imported, manufactured, or sold, whether or not the price of such MINI Products is affected thereby. No change shall be considered a model year change unless so specified by the BMW Group.

Changes by Dealer on MINI Products and Compliance with Safety, Air Pollution, Noise Control, and Consumer Warranty Requirements
(f) Dealer agrees not to make any modifications or alterations to MINI Vehicles which alters the original engineering and/or operating specifications of the vehicle. The MINI Division may request Dealer to make such changes or refrain from making such changes on MINI Products as may be prescribed from time to time by the BMW Group, and Dealer agrees to comply promptly with such requests. Dealer also agrees to take such steps and render such reports in connection with the National Traffic and Motor Vehicle Safety Act of 1966, the Consumer Product Safety Ad, the Magnuson-Moss Warranty Act, or any other legislation or regulation pertaining to safety, air pollution, noise control, or warranties to consumers, as may be required of motor vehicle dealers, distributors, or manufacturers or as the BMW Group or the MINI Division may request from time to time, and to comply with all such legislation and regulations in conducting Dealer’s MINI Car Operations. The MINI Division will reimburse Dealer for the reasonable cost of any Original MINI Parts, and labor in accordance with current warranty rates and procedures, which may be used by Dealer in making changes on MINI Products requested by the MINI Division and/or the BMW Group. Dealer agrees to indemnify and hold harmless the BMW Group and the MINI Division from and against any and all claims and liabilities arising from Dealer’s failure or alleged failure to comply, in whole or in part, with any obligation assumed by Dealer pursuant to this Paragraph. Dealer will communicate to the MINI Division all suggestions with respect to improvements in MINI Products it may have or develop as a result of its experience.
Inventories
(g) Dealer agrees that, in addition to maintaining at least the minimum inventory of Original MINI Parts required under Paragraph 17(a), Dealer will acquire, and at all times maintain, such inventory of available MINI Products as is necessary in accordance with the current and reasonably foreseeable volume of Dealer’s business and to further Dealer’s sales activities and to assure satisfactory customer service and supply of Original MINI Parts.

PARAGRAPH 19 — WARRANTY TO CUSTOMERS
MINI Warranties
(a) Each MINI Vehicle supplied by the MINI Division will be warranted to the customer by the MINI Division in accordance with the MINI New Passenger Car Limited Warranty, the Limited Emissions Warranties, and the Limited Warranty against Rust Perforation. Each Original MINI Part supplied by the MINI Division will be warranted to the customer by the MINI Division in accordance with the Limited Warranty on Original MINI Parts.
Incorporation of MINI Warranties in Dealer’s Sales
(b) Dealer agrees to make all sales of MINI Vehicles and Original MINI Parts in such a way that its customers acquire all rights in accordance with the MINI New Passenger Car Limited Warranty, the Limited Emissions Warranties, the Limited Warranty against Rust Perforation, or the Limited Warranty on Original MINI Parts, as the case may be. Dealer will supply consumers with a copy of such warranties in such fashion as may from time to time be required by the MINI Division or by applicable law.
Exclusion of Warranties
(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SPECIFICALLY PROVIDED FOR IN THE MINI NEW PASSENGER CAR LIMITED WARRANTY, THE LIMITED EMISSIONS WARRANTIES, THE LIMITED WARRANTY AGAINST RUST PERFORATION, AND THE LIMITED WARRANTY ON ORIGINAL MINI PARTS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED AND THE MINI DIVISION MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, TO CONSUMERS. THE EXCLUSION ALSO APPLIES TO INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES FOR ANY BREACH OF EXPRESS OR IMPLIED WARRANTY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS, IF ANY, APPLICABLE TO MINI PRODUCTS.
Warranty Policies and Procedures
(d) Dealer agrees to comply with the provisions of the Warranty Policies and Procedures Manual supplied by the MINI Division to Dealer and any future versions of the Warranty Policies and Procedures Manual applicable to a warranty claim. All such manuals and documents referred to therein are fully incorporated into this Agreement. Dealer further agrees to follow the procedures established from time to time by the MINI Division for the processing and disposition of warranty claims and the return and disposition of Original MINI Parts claimed to be defective. Dealer will also comply with all requests of the MINI Division for the performance of service in response to warranty claims and will maintain detailed records of time and parts consumption as prescribed by the MINI Division. Upon complying with such procedures and requests and maintaining such records, Dealer will be entitled to reimbursement for warranty claims in the amounts for reimbursement specified in the applicable Warranty Policies and Procedures Manual for warranty claims provided that Dealer has the necessary equipment and qualified service personnel, as specified by the MINI Division, to effect necessary warranty repairs. Dealer must also have documentation in support of its claims and Dealer acknowledges and agrees that the MINI Division may request Dealer to provide documentation to the MINI Division at any time in connection with such claims.
Strict adherence to the procedures established for processing warranty claims is necessary in order for the MINI Division to process such claims fairly and expeditiously. The MINI Division will be under no obligation with respect to warranty claims not made strictly in accordance with such procedures and in a timely manner. Dealer’s obligation hereunder extends to all MINI Vehicles and MINI Products under warranty presented to Dealer by a customer, regardless of whether Dealer sold the MINI Vehicle or MINI Product to such customer.
Dealer is not authorized to assume or incur any other or additional warranty obligations or liabilities on behalf of either the BMW Group or the MINI Division. Any such other or additional obligations assumed or incurred by Dealer shall be solely the responsibility of Dealer, including the disclosure of the identity of the supplier or warrantor, the existence of a warranty, and the specific terms and conditions of such warranty to the consumer.

PARAGRAPH 20 — TERMINATION PRIOR TO EXPIRATION DATE AND SUCCESSION
Termination by Dealer
(a) Dealer shall have the right to terminate this Agreement at any time by sending notice of such termination to the MINI Division, by certified mail, return receipt requested, telegram, or overnight mail service at least sixty (60) days in advance of the effective date thereof.
Immediate Termination by the MINI Division for Cause
(b) Except to the extent a greater notice period is required by any applicable statute, in which case the minimum notice period shall be deemed to be the minimum period required by such law, the MINI Division shall have the right to terminate this Agreement for cause, with immediate effect, by sending notice of such termination to Dealer by certified mail return receipt requested, telegram, or overnight mail service, if any of the following events should occur:
(1) Any material misrepresentation by any of the persons listed in Paragraph 5 of the Dealer Agreement as to any fact relied upon by the MINI Division in entering into this Agreement or approving such persons;
(2) Conviction of Dealer or of any of the persons listed in Paragraph 5 of the Dealer Agreement, or pleading guilty or pleading nolo contendre by any of the foregoing, of any felony or for any material violation of law if the MINI Division has reason to believe that such conviction or plea may adversely affect the conduct of Dealer’s MINI Car Operations or would tend to be harmful to the BMW Group, the MINI Division, the reputation of MINI Products, or the marketing of MINI Products;
(3) Submission by Dealer to the MINI Division of false or fraudulent reports, statements, or information, or false or fraudulent claims for reimbursement, refunds, or credits, such as, for example, false or fraudulent warranty claims;
(4) Grossly negligent or willful conduct on the part of Dealer or of any of the persons listed in Paragraph 5 of the Dealer Agreement that the MINI Division determines, in the reasonable exercise of its discretion, to be harmful to the goodwill of the BMW Group or the MINI Division, the reputation of MINI Products, or the marketing of MINI Products;
(5) Closure or cessation of Dealer’s MINI Car Operations for a period of six (6) consecutive business days, unless such closure or cessation of operation is caused by some event beyond the control of the Dealer, such as strikes, civil war, riots, fires, floods, earthquakes, or other acts of God, and Dealer does not immediately resume its customary operations after the cause of the closure or cessation of operations is removed;
(6) Dissolution or liquidation of Dealer, if a partnership, corporation, or a limited liability company;

(7) Insolvency or business failure of Dealer, Dealer’s inability to pay its debts as such debts become due, appointment of a receiver or custodian for all or any part of the property of Dealer, assignment for the benefit of creditors by Dealer, the commencement of a case or proceeding under any bankruptcy or insolvency laws by or against Dealer or any person or entity owning or holding, beneficially or otherwise, a majority or controlling interest in Dealer, or the subjection of all or any MINI Products to execution or other judicial process;
(8) Termination of BMW NA’s authorization as a MINI importer;
(9) The conduct, directly or indirectly, of any dealership operation at any location, other than that specifically approved herein for such operation, without the prior written approval of the MINI Division;
(10) Any attempted or actual sale, transfer, or assignment by Dealer of the Dealer’s assets, any ownership interest in the Dealer, this Agreement, or any of the rights granted to Dealer hereunder, or any attempted or actual transfer, assignment, or delegation by Dealer of any of the responsibilities assumed by it under this Agreement, without the prior written consent and approval of the MINI Division, including, but not limited to, any attempted or actual sale, transfer, or assignment of Dealer’s assets or any ownership interest in the Dealer relating to the conduct of MINI Car Operations hereunder to a person or entity that does not meet the MINI Division’s appointment criteria for a Dealer Agreement For MINI Passenger Cars.
(11) Any attempted or actual sale, transfer, or assignment of Dealer assets or stock that does not comply with the ownership limitations set forth in this Agreement or the MINI Division’s ownership policies or procedures;
(12) Any change of a Dealer’s executive management (the Dealer Operator and/or any of the Dealer’s Owners and/or Officers that are identified in Paragraph 5 of this Agreement) without the MINI Division’s prior written consent and approval;
(13) Any attempted or actual pledging of Dealer stock or this Agreement as security for an obligation;
(14) The termination of, or any conduct that warrants the termination of, a dealer agreement for any of the other line-makes of the BMW Group under which Dealer is an authorized dealer;
(15) The loss of licenses, permits, or authorization necessary for Dealer to perform its obligations under this Agreement; and
(16) Any dilution or attempt to dilute the MINI brand or trademarks, the infringement of MINI trademarks, or the violation of the trademark provisions in this Agreement or the BMW Group or the MINI Division trademark policies or guidelines.

Termination by the MINI Division on Sixty (60) Days Notice
(c) Except to the extent a greater notice period is required by any applicable statute, in which case the notice period shall be deemed to be the period required by such statute, the MINI Division shall have the right to terminate this Agreement, on sixty (60) days notice, if any of the following situations exist and the MINI Division has previously sent a written notice to Dealer with respect thereto:
(1) Any disagreement or personal difficulties between or among any of the persons listed in Paragraph 5 of the Dealer Agreement which the MINI Division has a reasonable basis to believe would have a materially adverse effect on the conduct of Dealer’s MINI Car Operations or the presence in the management of Dealer of any person who the MINI Division has a reasonable basis to believe does not have the requisite qualifications for the position;
(2) Impairment of the reputation or financial standing of Dealer or any of the persons listed in Paragraph 5 of the Dealer Agreement or ascertainment by the MINI Division of any facts existing at or prior to the time of execution of this Agreement which tend to impair such reputation or financial standing;
(3) Any reduction in value of Dealer’s MINI Products or any act on the part of the Dealer, including without limitation, the existence of any liens or encumbrances upon MINI Products, which to any degree imperils the prospect of full performance or satisfaction of the Obligations of Dealer to the MINI Division; or any change in the financial or other condition of Dealer which the MINI Division has reason to believe unreasonably impairs the MINI Division’s security or increases its risk hereunder. By way of example, such impairments might include failure to pay for MINI Products in accordance with the terms and conditions of sales and failure to establish and/or maintain for the duration of the Agreement, net working capital and/or adequate exclusive unrestricted wholesale lines of credit;
(4) The importation, exportation, distribution, or sale of: (a) MINI vehicles which are not originally manufactured or designed for use in the United States; or (b) MINI Products: (i) for resale in the United States; (ii) for resale or use outside the United States; or (iii) in violation of the MINI Division’s Export Policy.
(5) Refusal to permit the MINI Division to examine or audit Dealer’s accounts and records as provided herein upon receipt by Dealer from the MINI Division of written notice requesting such permission or information;
(6) Failure of Dealer to furnish accurate sales or financial information and failure to submit the information and related supporting data in a timely fashion;

(7) Subject to provisions contained herein with regard to any change in ownership occurring by reason of the death or permanent disability of Dealer’s Owner(s), any change in Dealer’s Owner(s) holding a majority or controlling ownership interest in Dealer, or any change, whether voluntary or by operation of law, in the ownership of beneficial interests in Dealer, or any appointment of Dealer Operator, without the prior written consent of the MINI Division;
(8) Dealer’s failure to take any actions pursuant to the National Highway Traffic Safety Administration and Motor Vehicle Safety Act of 1966, the Consumer Product Safety Act, the Magnuson-Moss Warranty Act, damage disclosure statutes, or any other law, statute, or regulation pertaining to safety, air pollution, noise control, or warranties to consumers which may be required of motor vehicle dealers or which the MINI Division may request in implementing any action undertaken by the MINI Division or the BMW Group; or
(9) Any breach or violation of any material obligation contained in this Agreement or in connection with any transaction between the MINI Division and Dealer, or the failure of Dealer to satisfy any Deficiency(s) contained in the Improvement Addendum, or any material failure by Dealer to comply with a requirement established by the MINI Division and communicated to Dealer in accordance with this Agreement.
During the period such a situation as defined in this Paragraph 20 continues to exist, the MINI Division may modify its terms of payment with respect to Dealer to such extent as the MINI Division may consider appropriate, irrespective of Dealer’s credit standing or payment record.
Termination upon Offering to Enter into a New or Amended MINI Car Dealer Agreement
(d) The MINI Division may terminate this Agreement at any time by providing Dealer with ninety (90) days prior notice thereof and offering to enter into a new or amended form of MINI Car Dealer Agreement with Dealer in a form being generally offered to eligible or qualified MINI Car Dealers in accordance with Paragraph 4.
Termination for Failure of BMW NA to be Licensed
(e) If BMW NA or an Affiliated Entity fails to obtain or maintain any license, permit, or authorization necessary for the MINI Division or an Affiliated Entity to perform its obligations under this Agreement or if any such license, permit, or authorization is suspended or revoked, and such suspension or revocation continues for a period of six (6) consecutive business days, either party may terminate this Agreement by providing written notice to the other party.
No Waiver by Failure to Terminate
(f) In the event the MINI Division shall be entitled to terminate this Agreement pursuant to the provisions of Paragraph 20(b) or (c), but shall fail to do so, such failure shall not be considered a waiver of the rights of the MINI Division to so terminate the Agreement.

Termination upon Death or Permanent Disability
(g) Death or permanent disability of any of Dealer’s Owners holding a majority or controlling ownership interest in Dealer or the permanent disability of Dealer Operator may, at the MINI Division’s option, result in the termination of this Agreement, upon written notice by the MINI Division to Dealer. The MINI Division shall provide such notice within a reasonable time after such death or permanent disability. Termination hereunder shall be effective sixty (60) days from the date of such notice.
Successor in Event of Death or Permanent Disability
(h) Notwithstanding the provisions in Paragraph 20(g), in the event of the death or permanent disability of any of the Dealer’s Owners, if the beneficial interest in Dealer passes directly to the surviving spouse and children, or to any of them, and if:
(1) Either or both of the persons included in Paragraph 5 (a)(4) and (5) of the MINI Car Dealer Agreement remain(s) unchanged; or
(2) Within ninety (90) days after the death or permanent disability of such Dealer Owners, arrangements are completed for the assumption of the management of Dealer by persons acknowledged in writing by the MINI Division to be satisfactory to it;
then the MINI Division will not terminate the Agreement by reason of such death or permanent disability before the end of twelve (12) months after the death or permanent disability of such Dealer Owners and, if the Agreement expires sooner than twelve (12) months after the death or permanent disability of such Dealer Owners, the MINI Division will offer to enter into a new Agreement with Dealer for an extension period equal to the difference between twelve (12) months and the number of days between the date of death or permanent disability of such Dealer Owners and the expiration date of this Agreement. Such new Agreement will be in substantially the same form as the Agreement then currently offered by.the MINI Division or an Affiliated Entity to its Dealers. Prior to the expiration of such extension period and after completion of the MINI Division’s evaluation of the performance of Dealer’s management during such period, the MINI Division will review with Dealer the changes, if any, in the management or equity interests of Dealer required by the MINI Division as a condition to renewing or extending the aforementioned new Agreement with Dealer.

Successor Nominee
(i) Dealer may amend the Dealer Agreement to nominate a Successor, designating proposed Dealer Owners of a Successor Dealer to be established if this Agreement is terminated because of death or permanent disability. A Successor Nominee, however, must be an individual and shall not be a trust, partnership, corporation, or any other entity. Dealer may also cancel a Successor Nominee by providing notice to the MINI Division that it intends to amend the Dealer Agreement to delete and/or substitute a new Successor Nominee. The request to amend the Dealer Agreement or to cancel a Successor Nominee must be executed by all of Dealer’s Owners and be received by the MINI Division prior to such death or permanent disability. In the case of the nomination of a Successor, any proposed Dealer Owners must be acceptable to the MINI Division. If a Successor Nominee is not acceptable to the MINI Division, Dealer and the MINI Division will create a developmental plan which, if successfully accomplished, will qualify the Successor Nominee to eventually become a Dealer Owner.
In the case of cancellation of a Successor Nominee, the MINI Division agrees to delete the name of the party listed in Paragraph 5(a)(6) upon receipt of that notice. If, due to changed circumstances, the MINI Division believes or has a reasonable basis to believe the Successor Nominee is or should be disqualified, the MINI Division will notify Dealer that the proposed owner is no longer acceptable. A subsequent Successor Nominee will be designated or a developmental plan will be created by mutual agreement between the MINI Division and Dealer.
If the MINI Division has notified Dealer Owners in writing before the death or permanent disability of such owners that the MINI Division does not plan to continue to have a dealer at Dealer’s location, the MINI Division shall accept a Successor Nominee upon the Successor’s written commitment to relocate Dealer’s MINI Car Operations within a reasonable time to a mutually acceptable location.

PARAGRAPH 21 — CONTINUATION OF BUSINESS RELATIONS
Continuation of Business Relations After Expiration or Prior Termination
(a) This Agreement can be extended or renewed only through an express written instrument to that effect executed in accordance with Paragraph 25(q) of the Dealer Agreement. Any business relations of any nature whatsoever between the MINI Division and Dealer after the expiration of the Agreement, or after its prior termination pursuant to Paragraph 20, without such written instrument, shall not operate as an extension or renewal of the Agreement. Nevertheless, all such business relations, so long as they are continued, shall be governed by terms identical with the provisions of this Agreement.

PARAGRAPH 22 — RIGHTS AND LIABILITIES UPON EXPIRATION OR PRIOR TERMINATION
Cancellation of Pending Orders and Post Expiration and Termination Obligations
(a) Upon the expiration or prior termination of this Agreement all pending orders of Dealer for MINI Products previously accepted by the MINI Division will be considered canceled and Dealer shall immediately do the following:
(1) MINI Signs — Dealer shall remove, at its own expense, all MINI signs displayed at Dealer’s Facility and sell and deliver (deliver only if the signs are leased) the same to the MINI Division at Dealer’s Facility in suitable condition and packing for transportation. To the extent that the Dealer purchased those signs, the MINI Division of BMW NA will pay to Dealer, promptly following such delivery, Dealer’s purchase price for such signs reduced by straight-line depreciation on the basis of a seven-year useful life. To the extent that the Dealer leased those signs, there shall be no repurchase and the lease(s) shall be automatically terminated;
(2) Discontinuance of Use of MINI Trademarks — Dealer acknowledges that the license and right to the use of the MINI trademarks ceases upon Dealer’s voluntary resignation or termination as a Dealer, or upon the expiration of this Agreement, whichever occurs first. In such event, Dealer shall immediately cease holding itself out as a MINI dealer and refrain from using MINI trademarks and trade names in any fashion whatsoever. Moreover, Dealer agrees not to use any similar trademarks or trade names and shall refrain from any other activity which states or implies that it is authorized to deal in or service MINI Products. If Dealer shall refuse or neglect to comply with the provisions of Paragraph 22(a)(1) and (2), Dealer agrees that the BMW Group and the MINI Division of BMW NA shall suffer irreparable harm from the unauthorized use of MINI trademarks and/or trade names. Furthermore, Dealer shall reimburse the MINI Division of BMW NA for all costs and expenses (including attorneys fees) incurred by the MINI Division in connection with legal proceedings to require Dealer’s compliance;
(3) Orders and Files — Dealer shall transfer to the MINI Division of BMW NA, or the MINI Division’s designee or designees, all orders for sale by Dealer of MINI Vehicles and Original MINI Parts then pending with Dealer, all deposits made thereon, whether in cash or in kind, and all of its warranty files and files of prospective customers for MINI Products, or complete copies of all such files;
(4) Customer Lists — Dealer shall provide the MINI Division of BMW NA with the correct names, addresses, and telephone numbers of all customers who purchased MINI Vehicles from Dealer and the service records of all current and active service customers. To the extent they are available for such customers, Dealer will provide the MINI Division with correct facsimile numbers and email addresses for the customers; and
(5) Literature — Dealer shall deliver to the MINI Division of BMW NA at the MINI Division’s place of business, or to the MINI Division’s designee or designees, free of charge, any and all technical or service literature, advertising, other printed material, compact discs, diskettes, and any other technological medium relating to MINI Products then in Dealer’s possession which were acquired or obtained by Dealer from the MINI Division, such as, for example, sales instruction manuals and promotional materials.

Purchase of Dealer’s Inventory of MINI Products by the MINI Division
(b) Within ninety (90) days of the expiration or prior termination of this Agreement and provided further that all of Dealer’s Obligations to the MINI Division have been paid or satisfied in full, the MINI Division, upon Dealer’s compliance with the provisions hereinafter set forth, will purchase from Dealer and Dealer will sell and deliver to the MINI Division, the following:
(1) New MINI Vehicle Inventory — the MINI Division will purchase all new, unused, undamaged, and unmodified MINI Vehicles then unsold in Dealer’s inventory which are in first-class salable condition and of the then current model year or the immediately preceding model year, provided that such MINI Vehicles were purchased by Dealer from the MINI Division (or in the ordinary course of business from other Dealers). The price for such MINI Vehicles shall be the Net Purchase Price at which they were originally purchased from the MINI Division;
(2) New Original MINI Parts Inventory — the MINI Division will purchase all new, unused, and undamaged Original MINI Parts (other than the special MINI tools specifically covered in Paragraph 22(b)(3) below), in original packaging, not classified as obsolete or “special” by the MINI Division, and listed in the then current MINI Parts Price List, then unsold in Dealer’s inventory which are in first-class, salable condition; provided such Original MINI Parts were purchased by Dealer from the MINI Division. The price at which the MINI Division will purchase such Original MINI Parts shall be the price last established by the MINI Division under the MINI Division standard parts order for the sale of identical Original MINI Parts to dealers, less a 15% handling and restocking charge; and
(3) Special MINI Tools — the MINI Division will purchase all required special MINI tools applicable to MINI Vehicles including electronic testing equipment and computer hardware and software, if any, provided that such tools were purchased by Dealer from the MINI Division, and provided any sets of such tools are complete and no parts or components are missing or otherwise unusable. The price at which the MINI Division will purchase such special MINI tools shall be reasonably determined by the MINI Division, but in no event will such price be less than Dealer’s purchase price for such tools reduced by straight-line depreciation on the basis of a three-year useful life.

Any and all items to be sold by Dealer to the MINI Division pursuant to the provisions of Paragraph 22(b)(2) and (3) shall be delivered by Dealer to the MINI Division at Dealer’s Facilities in suitable condition and boxed and/or packed for transportation, which transportation shall be at the MINI Division’s expense. In the event Dealer fails to so box and pack any Original MINI Parts or special MINI tools to be sold hereunder, the MINI Division may do so and deduct the expenses of such boxing and packing from the applicable price thereof.
As a condition precedent to the obligations of the MINI Division under Paragraph 22(b) to repurchase any MINI Vehicles, Original MINI Parts, or special MINI tools, Dealer shall permit the MINI Division and the MINI Division’s designee or designees, at such time and for such periods of time as the MINI Division reasonably shall determine, to enter Dealer’s Facility for the purpose of inspection and/or taking an inventory of all or any part of Dealer’s stock of MINI Vehicles, Original MINI Parts, and special MINI tools. At the request of the MINI Division, Dealer shall comply in all respects with the provisions of all applicable bulk sales acts or similar statutes protecting a transferee of personal property with respect to liabilities of the transferor.
In making payments in accordance with Paragraph 22(b), the MINI Division reserves the right to do the following:
(i) To pay any financial institution retaining a security interest in any of the items to be repurchased by the MINI Division such sums as are necessary to obtain good, unencumbered, and marketable title to such items;
(ii) To pay any claimant, in accordance with any applicable statute, such sums as may be necessary to acquire good, unencumbered, and marketable title, free of any interest, right or claim of such claimant, to the items being repurchased by the MINI Division; and
(iii) To set off the amount due Dealer including, without limitation, amounts due Dealer from the MINI Division for the repurchase of MINI Products hereunder against any amount which may be due the MINI Division from Dealer, including, without limitation, reimbursement of expenses incurred by the MINI Division pursuant to (i) or (ii) above.
Notwithstanding anything to the contrary contained in Paragraph 22, in no event will the MINI Division be required to purchase any item from Dealer unless Dealer is able to convey title to such item free and clear of all liens, claims, encumbrances, and security interests.

PARAGRAPH 23 — INDEMNIFICATION
Indemnification by the MINI Division
(a) Subject to the provisions of Paragraph 23, the MINI Division shall indemnify and hold Dealer harmless against any judgment which may be rendered against Dealer, plus reasonable attorneys fees and court costs, resulting from lawsuits seeking monetary damages commenced against Dealer by third parties concerning:
(1) Bodily injury or property damage (including damage to MINI Products) claimed to have been caused by an alleged defect in the design, manufacture, or assembly of MINI Products; provided, however, that any claimed defect in manufacture or assembly was not such as should have been detected by Dealer in a reasonable inspection of the MINI Products, whether in the performance of the Dealer’s pre-delivery inspection and conditioning, during the course of repair and/or maintenance, or otherwise;
(2) Failure of MINI Products to conform, because of changes in standard equipment or material component parts, to any description thereof set forth in advertisements or product brochures made available to Dealer by the MINI Division and allegedly relied on by the first retail purchaser thereof, unless Dealer shall have received written notice of such changes from the MINI Division prior to the date of delivery of the affected MINI Product to such purchaser; or
(3) Any damage to MINI Products repaired by the MINI Division prior to the time any affected MINI Product is delivered to the Dealer, unless Dealer shall have received notice of such damage and repair from the MINI Division prior to the date of delivery of the affected MINI Product to the first retail purchaser thereof.
In the event that any lawsuit making allegations as set forth in (1) through (3) above is brought naming Dealer as a defendant, the MINI Division will, following receipt of notice as provided in subparagraph (c) of this Paragraph, undertake at its sole expense and through counsel selected or approved by the MINI Division, the defense of said action on behalf of Dealer.
The MINI Division is specifically authorized by Dealer to settle or to continue to defend any such lawsuit brought against Dealer, provided that the MINI Division shall be solely liable for the payment of the amount of any settlement which it effects or judgment that is rendered.
Should the MINI Division for any reason refuse to undertake the defense of Dealer when it is otherwise obligated to do so under this subparagraph, Dealer may conduct its own defense and, in that event, the MINI Division’s liability shall be limited solely to the costs of such defense, including reasonable attorneys fees, court costs, and the amount of any judgment or final settlement paid by Dealer (provided, however, that Dealer shall notify the MINI Division in writing within twenty (20) days of such judgment or settlement).
The MINI Division shall have the right to decline to accept Dealer’s defense or, after accepting the defense but prior to trial, to tender the defense back to Dealer, and Dealer shall accept such tender if the MINI Division reasonably concludes that the allegations or claims being pursued are no longer those set forth in (1) through (3) above.

Indemnification by Dealer
(b) Subject to the provisions of Paragraph 23, Dealer shall indemnify and hold the MINI Division harmless against any judgment which may be rendered against the MINI Division, plus reasonable attorneys fees and court costs, resulting from lawsuits seeking monetary damages commenced against the MINI Division by third parties concerning:
(1) Dealer’s alleged failure to perform or negligent or willfully malfeasant performance of: (i) the service obligations assumed by it pursuant to Paragraph 14 of this Agreement; or (ii) any maintenance or repair service on MINI Products or such other motor vehicles or products as may be sold or serviced by Dealer;
(2) Dealer’s alleged breach of any contract between Dealer and Dealer’s customer; provided, however, that the breach was not caused by any act or omission on the part of the MINI Division which the MINI Division unreasonably failed to notify Dealer of prior to the date of Dealer entering into the contract with its customer; or
(3) Dealer’s alleged independent warranties, misleading statements, misrepresentations, or unfair or deceptive acts or practices, whether through advertisements or otherwise, affecting any individual or entity; provided, however, that the alleged warranties, statements, representations, deceptive acts or practices or advertisements are not based on information or material produced or supplied by the MINI Division and are not subsequently superseded or withdrawn by the MINI Division upon notification to Dealer.
In the event that any lawsuit making allegations as set forth in (1) through (3) above is brought naming the MINI Division as a defendant, Dealer will, following receipt of notice as provided in Paragraph 23(c), undertake at its sole expense and through counsel selected by Dealer and approved by the MINI Division, the defense of said action on behalf of the MINI Division. Dealer is specifically authorized by the MINI Division to settle or to continue to defend any such lawsuit brought against the MINI Division, provided that Dealer shall be solely liable for the payment of the amount of any settlement which it effects or judgment that is rendered.
Should Dealer for any reason refuse to undertake the defense on behalf of the MINI Division when it is otherwise obligated to do so under this subparagraph, the MINI Division may conduct its own defense and, in that event, Dealer’s liability shall be limited solely to the costs of such defense including reasonable attorneys fees, court costs, and the amount of any judgment or final settlement paid by the MINI Division (provided, however, that the MINI Division shall notify Dealer in writing within twenty (20) days of such judgment or settlement).
Dealer shall have the right to decline to accept the MINI Division’s defense or, after accepting the defense but prior to trial, to tender the defense back to the MINI Division, and the MINI Division shall accept such tender, if Dealer reasonably concludes that the allegations being pursued are no longer those set forth in (1) through (3) above.

Notification
(c) Whenever a lawsuit is commenced against either the MINI Division or Dealer or both of them, and either party seeks indemnification from the other, each shall, within fifteen (15) days after service of the complaint notify the other in writing of any request to assume its defense and to indemnify it, and shall provide at the time copies of any pleadings or other court papers which have been served upon the party giving notice, as well as all information then available regarding the first customer, the plaintiff, and the circumstances giving rise to the suit.
IN THE EVENT THIS PROVISION IS FOR ANY REASON NOT COMPLIED WITH, SUBPARAGRAPHS (a) AND (b) OF PARAGRAPH 23 SHALL NOT APPLY FOR PURPOSES OF THAT LAWSUIT OR WITH RESPECT TO ANY CLAIM OR LAWSUIT ARISING OUT OF ALLEGATIONS OR TRANSACTIONS ANTEDATING THE FIRST CLAIM OR LAWSUIT INVOLVING THE AFFECTED MINI PRODUCT.
The request to assume the defense and to indemnify shall be accepted or rejected, in writing, by the party to whom it is delivered within thirty (30) days following its receipt. Prior to receipt of a response to its request, each party agrees to take all reasonable steps to ensure that the defense to the action is in no way prejudiced, whether by action or inaction. If the request is accepted, the party making the request shall cooperate fully in the defense of the suit in such manner and to such extent as the party assuming the defense may reasonably require; provided, however, that subparagraphs (a) and (b) of Paragraph 23 shall be applicable commencing with the date on which the request is accepted and any expenses or other obligations incurred prior to such acceptance by the party making the request shall be borne solely by such party.

Allegations Involving Both the MINI Division and Dealer
(d) If at any time in a lawsuit it is alleged that there is liability on the part of both the MINI Division (on any or all of the bases set forth in Paragraph 23(a)) and Dealer (on any or all of the bases set forth in Paragraph 23(b)), each party shall be responsible for its own defense, including costs and attorneys fees, unless at any time after the commencement of such suit one party offers to undertake the total defense and the other party agrees thereto in writing, in which event the provisions of subparagraphs (a) and (b) hereof shall be controlling, as appropriate to the circumstances of such agreement.
The responsibility of the MINI Division or Dealer for its own defense pursuant to this subparagraph (d), or pursuant to any other circumstances not within the scope of Paragraph 23, shall in no way affect or alter the legal rights, if any, either may have to indemnification or contribution from the other.

PARAGRAPH 24 — ALTERNATE DISPUTE RESOLUTION
Alternate Dispute Resolution
(a) The MINI Division and Dealer agree to minimize disputes between them. However, in the event that disputes arise, the MINI Division and Dealer agree that they will attempt to resolve all matters between them before any formal action is taken to seek any administrative or judicial adjudication or governmental review.
A MINI BOARD (“BOARD”) will act as the Administrator of all disputes between the MINI Division and Dealer arising out of this Agreement. The BOARD will consist of two representatives of the MINI Division who will be selected by the MINI Division and two representatives of MINI Dealers who will be selected by the MINI passenger car dealer organization. The BOARD will determine eligibility requirements, develop procedures to ensure a fair and equitable decision (“ADR PROCEDURES”), and select individuals to participate in a DISPUTE RESOLUTION PANEL (“PANEL”) to hear an eligible dispute. The PANEL shall consist of at least one MINI Division representative, one MINI Car Dealer representative, and one independent person, selected by the BOARD, or a designated facilitator company chosen by the BOARD.
The BOARD shall also monitor the dispute resolution process, periodically report to the MINI Division and the MINI passenger car dealer organization on the effectiveness of this process and, when required, make recommendations for changes in this process.
The MINI Division and Dealer agree that the process outlined in this Paragraph 24 and developed by the BOARD in the ADR PROCEDURES shall be mandatory. The PANEL’s recommendation will be non-binding, unless prior to appearing before the PANEL the parties agree to be bound by the decision of the PANEL. The purpose of the PANEL will be to recommend a resolution and work with the parties to reach a fair and equitable solution to their dispute in a cost-effective, efficient manner, and to avoid formal adjudication or government intervention.
If either party to this Agreement fails to refer a matter subject to Paragraph 24 to the dispute resolution process or initiates any action in court or an administrative agency prior to issuance of a PANEL recommendation on a dispute, that party shall pay all costs, fees and expenses, including attorneys fees, of the other party which arise out of the enforcement of this Paragraph 24.

PARAGRAPH 25 — MISCELLANEOUS PROVISIONS
Approval or Consent by the MINI Division
(a) Any approval or consent given by the MINI Division must be in writing and signed by duly authorized representatives of the MINI Division.
Divisibility
(b) If any provision of this Agreement contravenes or is prohibited by the laws of any state or other jurisdiction which are held to be applicable to this Agreement, such provision shall be limited to the extent necessary so that it will not render this Agreement invalid, unlawful, or unenforceable, in whole or part, under such laws, but all other provisions of this Agreement shall remain in full force and effect.
Termination of Prior Agreements
(c) This Agreement terminates and supersedes all prior written or oral agreements, if any, between the MINI Division and Dealer relating to the subject matter hereof, except with respect to any trade indebtedness which may be owing by either the MINI Division or Dealer to the other and except that this Agreement shall not operate to cancel any of Dealer’s unfilled orders with the MINI Division for any MINI Products placed with the MINI Division pursuant to the provisions of any agreement terminated or superseded by this Agreement.
Notices
(d) Any notices under or pursuant to the provisions of this Agreement shall be directed to the respective addresses of the parties as stated in the Dealer Agreement or, if either of the parties shall have specified another address by notice to the other party in writing, to the address last specified. The parties shall advise each other promptly, in writing, of any change of address.
No Implied Waivers
(e) Except as otherwise provided in this Agreement, the failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.

Dealer Not an Agent and Disclaimer of Further Liability by the MINI Division and the BMW Group
(f) Dealer is not an agent of the MINI Division, and the MINI Division owes no fiduciary duty to Dealer. Dealer will conduct its MINI Car Operations on its own behalf and for its own account. Dealer has no power or authority to act for or to bind the MINI Division and/or the BMW Group and shall not represent directly, indirectly, or by implication that the Dealer has any such power or authority. Furthermore, except as expressly provided in this Agreement, the MINI Division will not be liable for any expenditure made or incurred by Dealer in connection with Dealer’s performance of its obligations pursuant to the Agreement.
Dealer agrees that it has no rights, without limitation, arising from or in connection with any agreement between the MINI Division and any other MINI dealer and that Dealer is not a third party beneficiary of any such agreement. In addition, nothing herein grants Dealer any rights to enforce any such agreement. Dealer also agrees that no third party shall have any enforceable rights under this Agreement.
Accounts Payable
(g) All monies or accounts due Dealer shall be net of Dealer’s indebtedness to BMW NA, its subsidiaries, affiliates, and MINI Division. The MINI Division of BMW NA may: (1) deduct any amounts due or to become due from Dealer to BMW NA, its subsidiaries, affiliates, and MINI Division; and/or (2) set-off and/or recoup any amounts due from Dealer from any amounts in the possession of, or being held by, BMW NA, its subsidiaries, affiliates, and MINI Division relating to this Agreement or any other agreement between Dealer and any of those parties.
Continuing Security Interests
(h) Except as specifically provided by any other provision of this Agreement, the security interests granted to the MINI Division of BMW NA, hereunder, shall not be affected by any provision in any other instrument, including, but not limited to, invoices, purchase orders, purchase order acknowledgments, and other forms; and the terms of this Agreement relating to such security interests may only be modified, amended, or changed by a writing signed by both parties specifically referring td this Agreement.
Assignment of Security Interests
(i) The MINI Division of BMW NA may assign the security interests granted to it under this Agreement or any part thereof, including its security interests in particular items of Collateral and, upon notifying the Dealer, the assignee shall be entitled to the full performance of the covenants, rights, and remedies contained in Paragraph 18 of the Agreement in so far as they apply to the Collateral assigned. Dealer will not assert any claims, defenses, offsets, or recoupments against the assignee that it may have against the MINI Division.
Assignment of Dealer Agreement by the MINI Division of BMW NA
(j) The MINI Division of BMW NA may assign this Agreement to an Affiliated Entity or a successor without the approval or consent of Dealer, provided that the Affiliated Entity or successor becomes responsible for fulfilling the terms and conditions of the Dealer Agreement.

Limitations Re Dealer Stock and Assets
(k) Dealer agrees that it shall not pledge its stock as security for any obligations to individuals or entities, including, but not limited to, corporations, partnerships, trusts, and financial institutions. Dealer, however, may pledge its assets, subject to the security interests provided for in this Agreement, as security to individuals or entities, including, but not limited to, corporations, partnerships, trusts, and financial institutions (the term assets as used herein excludes stock). Dealer further agrees that this Agreement is not an asset of the Dealer and may not be pledged as security for any obligation.
MINI Division’s Right to Specific Performance
(I) Since Dealer’s performance of its obligations under this Agreement is of such a nature that it is impossible to measure, in money, the damages which will be suffered by the MINI Division in the event Dealer should fail to perform any of its obligations, Dealer agrees that, in the event of any such failures or performance on its part, the MINI Division shall be entitled to maintain an action or proceeding to compel the specific performance by Dealer of these obligations and Dealer agrees not to urge in any such action or proceedings the claim or defense that the MINI Division has an adequate remedy at law.
Reservation of Rights
(m) The MINI Division reserves any and all rights not expressly set forth in this Agreement.
Headings
(n) The headings contained in this Agreement have been inserted for convenient reference only and shall not in any way affect the construction, interpretation, or meaning of the text.
Entire Agreement and Representations
(o) This Agreement contains the entire agreement between the MINI Division and Dealer. Dealer acknowledges that no representation or statement has been made to it on behalf of the BMW Group, the MINI Division and/or any agents, representatives, or employees of either the BMW Group or the MINI Division that in any way tend to change or modify any of the terms or provisions of the Agreement or that in any manner prevents this Agreement from becoming effective. Dealer further acknowledges that there is no other agreement or understanding, except those specifically provided for in this Agreement, either oral or written, between Dealer and the BMW Group and/or the MINI Division affecting this Agreement or relating to the subject matter hereof.

Execution of Agreement
(p) This Agreement shall not become effective until signed by a duly authorized officer of Dealer, if a corporation; or by a duly authorized representative of Dealer, if a limited liability company; or by one of the general partners of Dealer, if a partnership; or by the named individual, if a sole proprietorship; and countersigned by two authorized MINI Division representatives.
Modification of Agreement
(q) No representative of the MINI Division shall have the authority to waive any of the provisions of this Agreement or to make any amendment or modification of or any other change in, addition to, or deletion of any portion of this Agreement or to make any other agreement which imposes any obligation on either the MINI Division or Dealer which is not specifically imposed by this Agreement or which renews or extends this Agreement; unless such waiver, amendment, modification, change, addition, deletion, or agreement is reduced to writing and signed by two authorized representatives of the MINI Division and by the authorized representative of Dealer specified in Paragraph 25(p) of this Agreement.
New Jersey Law
(r) This Agreement shall be deemed to have been entered into in the State of New Jersey and shall be construed and interpreted in accordance with New Jersey law. Furthermore, any questions as to the validity of this Agreement, the performance of any of its terms and conditions, or of any contractual rights or obligations of the parties to this Agreement, shall be governed by and resolved in accordance with New Jersey law.